                                               File No. 811-7436

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  Form N-1A
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940  (X)



Amendment No.  6                                                 (X)



                        THE DFA INVESTMENT TRUST COMPANY
               (Exact Name of Registrant as Specified in Charter)

         1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401
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               (Address of Principal Executive Offices (Zip Code)

        Registrant's Telephone Number, Including Area Code (310) 395-8005

     Irene R. Diamant, 1299 Ocean Avenue, 11th Floor, Santa Monica CA 90401
--------------------------------------------------------------------------------
               (Name and Address of Agent for Service of Process)



                                 _______________

                     Please Send Copy of Communications to:

                             Stephen W. Kline, Esq.
                        Stradley, Ronon, Stevens & Young
                          Great Valley Corporate Center
                            30 Valley Stream Parkway
                          Malvern, Pennsylvania  19355

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                        THE DFA INVESTMENT TRUST COMPANY
                       The U.S. 6-10 Small Company Series
                          The U.S. Large Company Series
                     The Enhanced U.S. Large Company Series
                      The DFA One-Year Fixed Income Series
                 The DFA Two-Year Corporate Fixed Income Series
                   The DFA Two-Year Global Fixed Income Series
                       The DFA Two-Year Government Series
                         The U.S. Small Cap Value Series
                         The U.S. Large Cap Value Series
                       The DFA International Value Series
                           The Emerging Markets Series


FORM N-1A, Part A:

Responses to Items 1 through 3 have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.

ITEM 4.   GENERAL DESCRIPTION OF REGISTRANT




(a)(i) The DFA Investment Trust Company (the "Trust") is an open-end management investment company organized as a Delaware business trust on October 27, 1992 and registered under the Investment Company Act of 1940. The Trust issues eleven series, each of which operates as a diversified investment company and represents a separate class ("Series") of the Trust's shares of beneficial interest: The U.S. 6-10 Small Company Series, The U.S. Large Company Series, The Enhanced U.S. Large Company Series, The DFA One-Year Fixed Income Series, The DFA Two-Year Corporate Fixed Income Series, The DFA Two-Year Global Fixed Income Series, The DFA Two-Year Government Series, The U.S. Small Cap Value Series, The U.S. Large Cap Value Series, The DFA International Value Series and The Emerging Markets Series. Dimensional Fund Advisors Inc. (the "Advisor") serves as investment advisor to each of the Series.


The investment objectives, policies and investment limitations of each Series are set forth below. The investment objective of a Series may not be changed without the affirmative vote of a majority of the outstanding voting securities of that Series. The Trust sells its shares to institutional investors only. Shares of each Series may be issued for cash and/or securities in which a Series is authorized to invest. In addition, when acquiring securities from an institutional investor in consideration of the issuance of its shares, a Series may accept securities from the transferor which it would not otherwise purchase pursuant to its investment policies, as described below. Any such acquisition would be very small in relation to the then total current value of the assets acquired by a Series in any such transaction.

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(a)(ii)

THE U.S. 6-10 SMALL COMPANY SERIES

The investment objective of The U.S. 6-10 Small Company Series is to achieve long-term capital appreciation.



The Series will invest in a broad and diverse group of small U.S. companies having readily marketable securities. References in this registration statement to a "small U.S. company" mean a company whose securities are traded in the U.S. securities markets and whose market capitalization is not larger than the largest of those in the smaller one half (deciles 6 through 10) of companies listed on the New York Stock Exchange ("NYSE"). The Series will purchase common stocks of companies whose shares are listed on the NYSE, the American Stock Exchange ("AMEX") and traded in the over-the-counter market ("OTC"). It is the intention of The U.S. 6-10 Small Company Series to acquire a portion of the common stock of each eligible NYSE, AMEX and OTC company on a market capitalization weighted basis. In the future, The U.S. 6-10 Small Company Series may purchase common stocks of small U.S. companies which are listed on other U.S. securities exchanges. In addition, the Series is authorized to invest in private placements of interest-bearing debentures that are convertible into common stock. Such investments are considered illiquid, and the value thereof together with the value of all other illiquid investments may not exceed 15% of the value of the Series' assets at the time of purchase.



SERIES STRUCTURE. The Series is structured by generally basing the amount of each security purchased on the issuer's relative market capitalization with a view to creating in the Series a reasonable reflection of the relative market capitalizations of its portfolio companies. The decision to include or exclude the shares of an issuer will be made on the basis of such issuer's relative market capitalization determined by reference to other companies located in the U.S. Even though a company's stock may meet the applicable market capitalization criterion, it may not be included in the Series if, (i) in the Advisor's judgment, the issuer is in extreme financial difficulty, (ii) the issuer is involved in a merger or consolidation or is the subject of an acquisition or (iii) a significant portion of the issuer's securities are closely held. Further, securities of real estate investment trusts will not be acquired (except as a part of a merger, consolidation or acquisition of assets). In addition, the Advisor may exclude the stock of a company that otherwise meets applicable market capitalization criterion if the Advisor determines in its best judgment that other conditions exist that make the purchase of such stock for the Series inappropriate.

Deviation from strict market capitalization weighting will also occur in the Series because it intends to purchase round lots


                                      -2-
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only.  Furthermore, in order to retain sufficient liquidity, the relative amount of any security held by the Series may be reduced from time to time from the level which strict adherence to market capitalization weighting would otherwise require. A portion, but generally not in excess of 20%, of the Series' assets may be invested in interest-bearing obligations, such as money-market instruments for this purpose, thereby causing further deviation from strict market capitalization weighting.



The Series may make block purchases of eligible securities at opportune prices even though such purchases exceed the number of shares which, at the time of purchase, strict adherence to the policy of market capitalization weighting would otherwise require. In addition, the Series may acquire securities eligible for purchase or otherwise represented in its portfolio at the time of the exchange in exchange for the issuance of its shares. (See "In Kind Purchases" in Item 7(a).) While such purchases and acquisitions might cause a temporary deviation from market capitalization weighting, they would ordinarily be made in anticipation of further growth of the assets of the Series.


If securities must be sold in order to obtain funds to make redemption payments, they may be repurchased by the Series as additional cash becomes available to it. In most instances, however, management would anticipate selling securities which had appreciated sufficiently to be eligible for sale and, therefore, would not need to repurchase such securities.



Changes in the composition and relative ranking (in terms of market capitalization) of the stocks which are eligible for purchase by the Series take place with every trade when the securities markets are open for trading due, primarily, to price fluctuations of such securities. On a not less than semi-annual basis, the Advisor will determine the market capitalization of the largest small company in which the Series may invest. Common stocks whose market capitalizations are not greater than such company will be purchased for the Series. Additional investments will generally not be made in securities which have appreciated in value sufficiently to be excluded from the Advisor's then current market capitalization limit for eligible portfolio securities.
This may result in further deviation from strict market capitalization weighting, and such deviation could be substantial if a significant amount of the Series' holdings increase in value sufficiently to be excluded from the limit for eligible securities, but not by a sufficient amount to warrant their sale. A further deviation from market capitalization weighting may occur if the Series invests a portion of its assets in privately placed convertible debentures.


It is management's belief that the stocks of small companies offer, over a long term, a prudent opportunity for capital


                                      - 3 -
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appreciation, but, at the same time, selecting a limited number of such issues for inclusion in the Series involves greater risk than including a large number of them. The Series intends to invest at least 80% of its assets in equity securities of U.S. small companies as described above.


Generally, the Series does not seek current income as an investment objective, and investments will not be based upon an issuer's dividend payment policy or record. However, many of the companies whose securities will be included in the Series do pay dividends. It is anticipated, therefore, that the Series will receive dividend income. Also, the Series may lend securities to qualified brokers, dealers, banks and other financial institutions for the purpose of realizing additional income. (See "Securities Loans" under Item 4(a)(ii).)


PORTFOLIO TRANSACTIONS. On a periodic basis, the Advisor will review the Series' holdings and determine which, at the time of such review, are no longer considered small U.S. companies. As of the date of this registration statement, the Advisor has established the following standard: securities held by the Series which have appreciated in value will be considered for sale when the market capitalization of the issuer has increased sufficiently to rank it in the largest 45% (deciles 4.5 through 1) based on market capitalization of securities listed on the NYSE.

The Advisor may, from time to time, revise such standard if, in the opinion of the Advisor, such revision is necessary to maintain appropriate market capitalization weighting. Securities which have depreciated in value since their acquisition will not be sold by the Series solely because prospects for the issuer are not considered attractive, or due to an expected or realized decline in securities prices in general. Securities may be disposed of, however, at any time when, in the Advisor's judgment, circumstances, such as (but not limited to) tender offers, mergers and similar transactions, or bids made for block purchases at opportune prices, warrant their sale. Generally, securities will not be sold to realize short-term profits, but when circumstances warrant, they may be sold without regard to the length of time held. Generally, securities will be purchased with the expectation that they will be held for longer than one year and will be held until such time as they are no longer considered an appropriate holding in light of the policy of maintaining portfolios of companies with small market capitalizations.

THE U.S. LARGE COMPANY SERIES

The U.S. Large Company Series seeks, as its investment objective, to approximate the investment performance of the Standard & Poor's 500 Composite Stock Index (the "S&P 500 Index"), both in


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terms of the price of the Series' shares and its total investment return.  The
Series intends to invest in all of the stocks that comprise the S&P 500 Index in approximately the same proportions as they are represented in the Index. The amount of each stock purchased for the Series, therefore, will be based on the issuer's respective market capitalization. The S&P 500 Index is comprised of a broad and diverse group of stocks most of which are traded on the NYSE. Generally, these are the U.S. stocks with the largest market capitalizations and, as a group, they represent approximately 70% of the total market capitalization of all publicly traded U.S. stocks. Under normal market conditions, at least 95% of the Series' assets will be invested in the stocks that comprise the S&P 500 Index.




Ordinarily, portfolio securities will not be sold except to reflect additions or deletions of the stocks that comprise the S&P 500 Index, including mergers, reorganizations and similar transactions and, to the extent necessary, to provide cash to pay redemptions of the Series' shares. The Series may lend securities to qualified brokers, dealers, banks and other financial institutions for the purpose of earning additional income. For information concerning Standard & Poor's Corporation ("S&P") and disclaimers of S&P with respect to the Series, see "STANDARD & POOR'S INFORMATION AND DISCLAIMERS," below.




THE ENHANCED U.S. LARGE COMPANY SERIES




The Enhanced U.S. Large Company Series seeks, as its investment objective, to achieve a total return which exceeds the total return performance of the S&P 500 Index. The Series may invest in all of the stocks represented in the S&P 500 Index, options on stock indices, stock index futures, options on stock index futures, swap agreements on stock indices and, to the extent permissible pursuant to the Investment Company Act of 1940, shares of investment companies that invest in stock indices. The S&P 500 Index is comprised of a broad and diverse group of stocks most of which are traded on the NYSE. Generally, these are the U.S. stocks with the largest market capitalizations and, as a group, they represent approximately 70% of the total market capitalization of all publicly traded U.S. stocks.




The Series may, from time to time, also invest in options on stock indices, stock index futures, options on stock index futures and swap agreements based on indices other than, but similar to, the S&P 500 Index (such instruments whether or not based on the S&P 500 Index hereinafter collectively referred to as "Index Derivatives"). The Series may invest all of its assets in Index Derivatives (See Item 4(c) "Risk Factors - All Series"). Assets of the Series not invested in S&P 500 stocks or Index Derivatives may be invested in the same types of short-term fixed income obligations as may be acquired by The DFA Two-Year Global



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Fixed Income Series and, to the extent allowed by the Investment Company Act of
1940, shares of money market mutual funds (collectively, "Fixed Income Investments"). (See "INVESTMENT OBJECTIVES AND POLICIES - FIXED INCOME SERIES - Description of Investments.") Investments in the securities of other investment companies will involve duplication of certain fees and expenses.




The percentage of assets of the Series that will be invested at any one time in S&P 500 Index stocks, Index Derivatives and Fixed Income Investments may vary from time to time, within the discretion of the Advisor and according to restraints imposed by the Investment Company Act of 1940. The Series will maintain a segregated account consisting of liquid assets, such as cash, U.S. government securities or high-grade debt obligations (or, as permitted by applicable regulation, enter into offsetting positions) to cover its open positions in Index Derivatives to avoid leveraging of the Series.




The Series will enter into positions in futures and options on futures only to the extent such positions are permissible with respect to applicable rules of the Commodity Futures Trading Commission without registering the Series or the Trust as a commodities pool operator. In addition, the Series may not be able to utilize Index Derivatives to the extent otherwise permissible or desirable because of constraints imposed by the Internal Revenue Code or by unanticipated illiquidity in the marketplace for such instruments. For more information about Index Derivatives, see Item 4(c) "Risk Factors - All Series."




The Series may only purchase put and call options to the extent premiums paid on all such outstanding options do not exceed 20% of the Series' net assets. With regard to the writing of put options, the Series will limit the aggregate value of the obligations underlying such put options to 50% of its net assets. It is the position of the Securities and Exchange Commission that over-the-counter options are illiquid. Accordingly, the Series will invest in such options only to the extent consistent with its 15% limit on investment in illiquid securities.




STANDARD AND POOR'S - INFORMATION AND DISCLAIMERS




Neither The U.S. Large Company Series or The Enhanced U.S. Large Company Series (together, the "Large Company Series") are sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Large Company Series or any member of the public regarding the advisability of investing in securities generally or in the Large Company Series particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Large Company Series is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without



                                       -6-
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regard to the Large Company Series.  S&P has no obligation to take the needs of the Large Company Series or their respective owners into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Large Company Series or in the issuance or sale of the Large Company Series or in the determination or calculation of the equation by which the Large Company Series are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Large Company Series.




S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN, AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.




INVESTMENT OBJECTIVES AND POLICIES - FIXED INCOME SERIES


THE DFA ONE-YEAR FIXED INCOME SERIES



The investment objective of The DFA One-Year Fixed Income Series is to achieve a stable real value (i.e. a return in excess of the rate of inflation) of invested capital with a minimum of risk. The Series will pursue its objective by investing its assets in U.S. government obligations, U.S. government agency obligations, dollar-denominated obligations of foreign issuers issued in the U.S., bank obligations, including U.S. subsidiaries and branches of foreign banks, corporate obligations, commercial paper, repurchase agreements and obligations of supranational organizations. Generally, the Series will acquire obligations which mature within one year from the date of settlement, but substantial investments may be made in obligations maturing within two years from the date of settlement when greater returns are available. It is the Series' policy that the weighted average length of maturity of investments will not exceed one year. The Series principally invests in certificates of deposit, commercial paper, bankers' acceptances, notes and bonds. The Series will invest more than



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25% of its total assets in obligations of U.S. and/or foreign banks and bank holding companies when the yield to maturity on these instruments exceeds the yield to maturity on all other eligible portfolio investments of similar quality for a period of five consecutive days when the NYSE is open for trading. (See "Investments in the Banking Industry" in Item 4(a)(ii).)




THE DFA TWO-YEAR CORPORATE FIXED INCOME SERIES




The investment objective of The DFA Two-Year Corporate Fixed Income Series is to maximize total returns consistent with the preservation of capital. The Series will invest in U.S. government obligations, U.S. government agency obligations, dollar-denominated obligations of foreign issuers issued in the U.S., bank obligations, including U.S. subsidiaries and branches of foreign banks, corporate obligations, commercial paper, repurchase agreements and obligations of supranational organizations. It is the Series' policy to acquire obligations which mature within two years from the date of settlement. The Series principally invests in certificates of deposit, commercial paper, bankers' acceptances, notes and bonds. The Series will invest more than 25% of its total assets in obligations of U.S. and/or foreign banks and bank holding companies when the yield to maturity on these instruments exceeds the yield to maturity on all other eligible portfolio investments of similar quality for a period of five consecutive days when the NYSE is open for trading. (See "Investments in the Banking Industry" in Item 4(a)(ii).)





THE DFA TWO-YEAR GLOBAL FIXED INCOME SERIES




The investment objective of The DFA Two-Year Global Fixed Income Series is to maximize total returns consistent with preservation of capital. The Series will invest in obligations issued or guaranteed by the U.S. and foreign governments, their agencies and instrumentalities, corporate debt obligations, bank obligations, commercial paper, repurchase agreements, obligations of other domestic and foreign issuers having quality ratings meeting the minimum standards described in "Description of Investments," securities of domestic or foreign issuers denominated in U.S. dollars but not trading in the United States, and obligations of supranational organizations, such as the World Bank, the European Investment Bank, European Economic Community and European Coal and Steel Community. At the present time, the Advisor expects that most investments will be made in the obligations of issuers which are in developed countries, such as those countries which are members of the Organization of Economic Cooperations and Development ("OECD"). However, in the future, the Advisor anticipates investing in issuers located in other countries as well. Under normal market conditions, the Series will invest at least 65% of the value of its assets in issuers organized or having a majority of their assets in, or deriving a



                                       -8-
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majority of their operating income in, at least three different countries, one of which may be the United States.




The Series will acquire obligations which mature within two years from the date of settlement. Because many of the Series' investments will be denominated in foreign currencies, the Series will also enter into forward foreign currency contracts solely for the purpose of hedging against fluctuations in currency exchange rates. The Series will invest more than 25% of its total assets in obligations of U.S. and/or foreign banks and bank holding companies when the yield to maturity on these instruments exceeds the yield to maturity on all other eligible portfolio investments of similar quality for a period of five consecutive days when the NYSE is open for trading. (See "Investments in the Banking Industry" in Item 4(a)(ii).)




THE DFA TWO-YEAR GOVERNMENT SERIES




The investment objective of The DFA Two-Year Government Series is to maximize total returns available from the universe of debt obligations of the U.S. government and U.S. government agencies and consistent with the preservation of capital. Generally, the Series will acquire U.S. government obligations and U.S. government agency obligations that mature within two years from the date of settlement. The Series will also acquire repurchase agreements.




DESCRIPTION OF INVESTMENTS




The following is a description of the categories of investments which may be acquired by The DFA One-Year Fixed Income Series, Two-Year Corporate Fixed Income Series, Two-Year Government Series and Two-Year Global Fixed Income Series (the "Fixed Income Series").




                                                             Permissible
                                                             Categories:
                                                             -----------
     The DFA One-Year Fixed Income Series                       1-6, 8
     The DFA Two-Year Corporate Fixed Income Series             1-6, 8
     The DFA Two-Year Government Series      1, 2, 6
     The DFA Two-Year Global Fixed Income Series                1-10


     1. U.S. GOVERNMENT OBLIGATIONS - Debt securities issued by the U.S. Treasury which are direct obligations of the U.S. government, including bills, notes and bonds.

     2. U.S. GOVERNMENT AGENCY OBLIGATIONS - Issued or guaranteed by U.S. government-sponsored instrumentalities and federal agencies, including the Federal National Mortgage Association, Federal Home Loan Bank and the Federal Housing Administration.

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     3.   CORPORATE DEBT OBLIGATIONS - Non-convertible corporate debt securities
(e.g., bonds and debentures) which are issued by companies whose commercial paper is rated Prime-1 by Moody's Investors Services, Inc. ("Moody's") or A-1 by S&P and dollar-denominated obligations of foreign issuers issued in the U.S. If the issuer's commercial paper is unrated, then the debt security would have to be rated at least AA by S&P or Aa2 by Moody's. If there is neither a commercial paper rating nor a rating of the debt security, then the Advisor must determine that the debt security is of comparable quality to equivalent issues of the same issuer rated at least AA or Aa2.



     4. BANK OBLIGATIONS - Obligations of U.S. banks and savings and loan associations and dollar-denominated obligations of U.S. subsidiaries and branches of foreign banks, such as certificates of deposit (including marketable variable rate certificates of deposit) and bankers' acceptances. Bank certificates of deposit will only be acquired from banks having assets in excess of $1,000,000,000.


     5. COMMERCIAL PAPER - Rated, at the time of purchase, A-1 or better by S&P or Prime-1 by Moody's, or, if not rated, issued by a corporation having an outstanding unsecured debt issue rated Aaa by Moody's or AAA by S&P, and having a maximum maturity of nine months.



     6. REPURCHASE AGREEMENTS - Instruments through which the Series purchase securities ("underlying securities") from a bank, or a registered U.S. government securities dealer, with an agreement by the seller to repurchase the security at an agreed price, plus interest at a specified rate. The underlying securities will be limited to U.S. government and agency obligations described in (1) and (2) above. The Series will not enter into a repurchase agreement with a duration of more than seven days if, as a result, more than 10% of the value of the Series' total assets would be so invested. The Series will also only invest in repurchase agreements with a bank if the bank has at least $1,000,000,000 in assets and is approved by the Investment Committee of the Advisor. The Advisor will monitor the market value of the securities plus any accrued interest thereon so that they will at least equal the repurchase price.




     7. FOREIGN GOVERNMENT AND AGENCY OBLIGATIONS - Bills, notes, bonds and other debt securities issued or guaranteed by foreign governments, or their agencies and instrumentalities.




     8. SUPRANATIONAL ORGANIZATION OBLIGATIONS - Debt securities of supranational organizations such as the European Coal and Steel Community, the European Economic Community and the World Bank, which are chartered to promote economic development.

     9. FOREIGN ISSUER OBLIGATIONS - Debt securities of non U.S. issuers rated AA or better by S&P and Aa2 or better by Moody's.




     10. EURODOLLAR OBLIGATIONS - Debt securities of domestic or foreign issuers denominated in U.S. dollars but not trading in the United States.




Investors should be aware that the net asset values of the Fixed Income Series may change as general levels of interest rates fluctuate. When interest rates increase, the value of a portfolio of fixed-income securities can be expected to decline. Conversely, when interest rates decline, the value of a portfolio of fixed-income securities can be expected to increase.


INVESTMENTS IN THE BANKING INDUSTRY



The DFA One-Year Fixed Income, Two-Year Corporate Fixed Income and Two-Year Global Fixed Income Series will invest more than 25% of their total respective assets in obligations of U.S. and/or foreign banks and bank holding companies when the yield to maturity on these investments exceeds the yield to maturity on all other eligible portfolio investments for a period of five consecutive days when the NYSE is open for trading. For the purpose of this policy, which is a fundamental policy of each Series and can only be changed by a vote of the shareholders of each Series, banks and bank holding companies are considered to constitute a single industry, the banking industry. When investment in such obligations exceeds 25% of the total net assets of any of these Series, such Series will be considered to be concentrating its investments in the banking industry. As of the date of this prospectus, The DFA One-Year Fixed Income Series is not concentrating its investment in this industry.




The types of bank and bank holding company obligations in which The DFA One-Year Fixed Income, Two-Year Corporate Fixed Income and Two-Year Global Fixed Income Series may invest include: dollar-denominated certificates of deposit, bankers' acceptances, commercial paper and other debt obligations issued in the United States and which mature within two years of the date of settlement, provided such obligations meet each Series' established credit rating criteria as stated under "Description of Investments." In addition, all three Series are authorized to invest more than 25% of their total assets in Treasury bonds, bills and notes and obligations of federal agencies and instrumentalities.

PORTFOLIO STRATEGY




The DFA One-Year Fixed Income, Two-Year Corporate Fixed Income and Two-Year Global Fixed Income Series will be managed with a view to capturing credit risk premiums and term or maturity premiums. As used herein, the term "credit risk premium" means the anticipated incremental return on investment for holding obligations considered to have greater credit risk than direct obligations of the U.S. Treasury, and "maturity risk premium" means the anticipated incremental return for holding securities having maturities of longer than one month compared to securities having a maturity of one month. The Advisor believes that credit risk premiums are available largely through investment in high grade commercial paper, certificates of deposit and corporate obligations. The holding period for assets of the Series will be chosen with a view to maximizing anticipated monthly returns, net of trading costs.




The Fixed Income Series are expected to have high portfolio turnover rates due to the relatively short maturities of the securities to be acquired. The rate of portfolio turnover will depend upon market and other conditions; it will not be a limiting factor when management believes that portfolio changes are appropriate. It is anticipated that the annual turnover rate of The DFA One-Year Fixed Income, Two-Year Corporate Fixed Income and Two-Year Global Fixed Income Series, respectively, could be 0% to 200%, and Two-Year Government Series could be 100% to 500%. While the Fixed Income Series acquire securities in principal transactions and, therefore, do not pay brokerage commissions, the spread between the bid and asked prices of a security may be considered to be a "cost" of trading. Such costs ordinarily increase with trading activity. However, as stated above, securities ordinarily will be sold when, in the Advisor's judgment, the monthly return of the Fixed Income Series will be increased as a result of portfolio transactions after taking into account the cost of trading. It is anticipated that securities will be acquired in the secondary markets for short term instruments.


THE U.S. LARGE CAP VALUE SERIES AND THE U.S. SMALL CAP VALUE  SERIES

The investment objective of both The U.S. Large Cap Value Series (the "Large Cap Value Series") and The U.S. Small Cap Value Series (the "Small Cap Value Series") (collectively the "U.S. Value Series") is to achieve long-term capital appreciation. The Series will invest in common stocks of U.S. companies with shares that have a high book value in relation to their market value (a "book to market ratio"). A company's shares will be considered to have a high book to market ratio if the ratio equals or exceeds the ratios of any of the 30% of companies with the highest positive book to market ratios whose shares are listed on the NYSE and, except as described below under "Portfolio Structure", will be considered eligible for investment. The Large Cap Value Series will purchase common stocks of companies whose market capitalizations equal or exceed that of the company having the median market capitalization of companies whose shares are listed on the NYSE, and the Small Cap Value Series will purchase common stocks of companies whose market capitalizations are smaller than such company.

PORTFOLIO STRUCTURE. Each Series will operate as a "diversified" investment company. Further, neither Series will invest more than 25% of its total assets in securities of companies in a single industry. Ordinarily, at least 80% of each Series' assets will be invested in a broad and diverse group of readily marketable common stocks of U.S. companies with high book to market ratios, as described above. The Series may invest a portion of their assets, ordinarily not more than 20%, in high quality, highly liquid fixed income securities such as money market instruments, including short-term repurchase agreements. The Series will purchase securities that are listed on the principal U.S. national securities exchanges and traded OTC.

Each of the U.S. Value Series will be structured on a market capitalization basis, by generally basing the amount of each security purchased on the issuer's relative market capitalization, with a view to creating in each Series a reasonable reflection of the relative market capitalizations of its portfolio companies. However, the Advisor may exclude the securities of a company that otherwise meets the applicable criteria described above if the Advisor determines in its best judgment that other conditions exist that make the inclusion of such security inappropriate.



Deviation from strict market capitalization weighting will also occur in the Series because they intend to purchase round lots only. Furthermore, in order to retain sufficient liquidity, the relative amount of any security held by a Series may be reduced, from time to time, from the level which strict adherence to market capitalization weighting would otherwise require. A portion, but generally not in excess of 20%, of a Series' assets may be invested in interest-bearing obligations, as described above, thereby causing further deviation from strict market capitalization weighting. The Series may make block purchases of eligible securities at opportune prices even though such purchases exceed the number of shares which, at the time of purchase, strict adherence to the policy of market capitalization weighting would otherwise require. In addition, the Series may acquire securities eligible for purchase or otherwise represented in their portfolios at the time of the exchange in exchange for the issuance of their shares. (See "In

Kind Purchases" in Item 7(a).) While such purchases and acquisitions might cause a temporary deviation from market capitalization weighting, they would ordinarily be made in anticipation of further growth of the assets of a Series. On not less than a semi-annual basis, for each Series the Advisor will calculate the book to market ratio necessary to determine those companies whose stocks are eligible for investment.

PORTFOLIO TRANSACTIONS. The Series do not intend to purchase or sell securities based on the prospects for the economy, the securities markets or the individual issuers whose shares are eligible for purchase. As described above under "Portfolio Structure", investments will be made in virtually all eligible securities on a market capitalization weighted basis. This is a passive approach to investment management that does not entail taking steps to reduce risk by replacing portfolio equity securities with other securities that appear to have the potential to provide better investment performance.

Generally, securities will be purchased with the expectation that they will be held for longer than one year. The Large Cap Value Series may sell portfolio securities when the issuer's market capitalization falls substantially below that of the issuer with the minimum market capitalization which is then eligible for purchase by the Series, and the Small Cap Value Series may sell portfolio securities when the issuer's market capitalization increases to a level that substantially exceeds that of the issuer with the largest market capitalization which is then eligible for investment by the Series. However, securities may be sold at any time when, in the Advisor's judgment, circumstances warrant their sale.



In addition, the Large Cap Value Series may sell portfolio securities when their book to market ratio falls substantially below that of the security with the lowest such ratio that is then eligible for purchase by the Series. The Small Cap Value Series may also sell portfolio securities in the same circumstances, however, that Series anticipates generally to retain securities of issuers with relatively smaller market capitalizations for longer periods, despite any decrease in the issuer's book to market ratio. The annual portfolio turnover rates of The U.S. Large Cap Value Series and The U.S. Small Cap Value Series are not expected to exceed 15% and 10%, respectively.

THE DFA INTERNATIONAL VALUE SERIES

The investment objective of The DFA International Value Series is to achieve long-term capital appreciation. The Series operates as a diversified investment company and seeks to achieve its objective by investing in the stocks of large non-U.S. companies that have a high book to market ratio. The shares of a company in any given country will be considered to have a high book to market ratio if the ratio equals or exceeds the ratios of any of the 30% of companies in that country with the highest positive book to market ratios whose shares are listed on a major exchange, and, except as described below, will be considered eligible for investment. The Series intends to invest in the stocks of large companies in countries with developed markets. Initially, the Series will invest in the stocks of large companies in Japan, the United Kingdom, Germany, France, Switzerland, Italy, Belgium, Spain, the Netherlands, Hong Kong, Singapore, Australia and Sweden. As the Series' asset growth permits, it may invest in the stocks of large companies in other developed markets.

Under normal market conditions, at least 65% of the Series' assets will be invested in companies organized or having a majority of their assets in or deriving a majority of their operating income in at least three non-U.S. countries and no more than 40% of the Series' assets will be invested in such companies in any one country. The Series reserves the right to invest in index futures contracts to commit funds awaiting investment or to maintain liquidity. The Series will not purchase futures contracts if as a result more than 5% of its total assets would then consist of initial and variation margin deposits on such contracts. Such investments entail certain risks. (See Item 4(c).)


The Series intends to invest in companies having at least $500 million of market capitalization, and the Series will be approximately market capitalization weighted. In determining market capitalization weights, the Advisor, using its best judgment, will seek to eliminate the effect of cross holdings on the individual country weights. As a result, the weighting of certain countries in the Series may vary from their weighting in international indices such as those published by The Financial Times, Morgan Stanley Capital International or Salomon/Russell. The Advisor, however, will not attempt to account for cross holding within the same country. The Advisor may exclude the stock of a company that otherwise meets the applicable criteria if the Advisor determines in its best judgment that other conditions exist that make the purchase of such stock for the Series inappropriate.

Deviation from market capitalization weighting will occur because the Series intends to purchase round lots only. Furthermore, in order to retain sufficient liquidity, the relative amount of any security held by the Series may be reduced from time to time from the level which adherence to market capitalization weighting would otherwise require. A portion, but generally not in excess of 20%, of the Series' assets may be invested in interest-bearing obligations, such as money-market instruments, thereby causing further deviation from market capitalization weighting. Such investments would be made on a temporary basis pending investment in equity securities pursuant to the Series' investment objective.




The Series may make block purchases of eligible securities at opportune prices even though such purchases exceed the number of shares which, at the time of purchase, adherence to the policy of market capitalization weighting would otherwise require. In addition, the Series may acquire securities eligible for purchase or otherwise represented in its portfolio at the time of the exchange in exchange for the issuance of its shares. (See "In Kind Purchases" in Item 7(a).) While such transactions might cause a temporary deviation from market capitalization weighting, they would ordinarily be made in anticipation of further growth of the assets of the Series.


Changes in the composition and relative ranking (in terms of market capitalization and book to market ratio) of the stocks which are eligible for purchase by the Series take place with every trade when the securities markets are open for trading due, primarily, to price fluctuations of such securities. On a periodic basis, the Advisor will prepare a list of eligible large companies with high book to market ratios whose stock are eligible for investment; such list will be revised not less than semi-annually. Only common stocks whose market capitalizations are not less than such minimum will be purchased by the Series. Additional investments will not be made in securities which have depreciated in value to such an extent that they are not then considered by the Advisor to be large companies. This may result in further deviation from market capitalization weighting and such deviation could be substantial if a significant amount of the Series' holdings decrease in value sufficiently to be excluded from the then current market capitalization requirement for eligible securities, but not by a sufficient amount to warrant their sale.

It is management's belief that the stocks of large companies with high book to market ratios offer, over a long term, a prudent opportunity for capital appreciation, but, at the same time, selecting a limited number of such issues for inclusion in the Series involves greater risk than including a large number of them. The Advisor does not anticipate that a significant number of securities which meet the market capitalization criteria will be selectively excluded from the Series.



The Series does not seek current income as an investment objective, and investments will not be based upon an issuer's dividend payment policy or record. However, many of the companies whose securities will be included in the Series do pay dividends. It is anticipated, therefore, that the Series will receive dividend income. The Series may lend securities to qualified brokers, dealers, banks and other financial institutions for the purpose of realizing additional income. (See "Securities Loans" below.)


Securities which have depreciated in value since their acquisition will not be sold by the Series solely because prospects for the issuer are not considered attractive, or due to an expected or realized decline in securities prices in general. Securities may be disposed of, however, at any time when, in the Advisor's judgment, circumstances warrant their sale, such as tender offers, mergers and similar transactions, or bids made for block purchases at opportune prices. Generally, securities will not be sold to realize short-term profits, but when circumstances warrant, they may be sold without regard to the length of time held. Generally, securities will be purchased with the expectation that they will be held for longer than one year, and will be held until such time as they are no longer considered an appropriate holding in light of the policy of maintaining a portfolio of companies with large market capitalizations and high book to market ratios. The annual portfolio turnover rate of the Series is not expected to exceed 20%.

In addition to the policies discussed in response to this Item 4(a), investment limitations have been adopted by each Series and are noted in response to Item 13(b) of Part B.

THE EMERGING MARKETS SERIES

The investment objective of The Emerging Markets Series is to achieve long-term capital appreciation. The Series operates as a diversified investment company and seeks to achieve its investment objective by investing in emerging markets designated by the Board of Trustees in consultation with the Advisor ("Approved Markets"). The Series invests its assets primarily in Approved Market equity securities listed on bona fide securities exchanges or actively traded on OTC markets. These exchanges or OTC markets may be either within or outside the issuer's domicile country, and the securities may be listed or traded in the form of International Depository Receipts ("IDR's") or American Depository Receipts ("ADR's").

Under normal market conditions, the Series will invest at least 65% of its assets in Approved Market securities. Approved Market securities include (a) securities of companies organized in a country in an Approved Market or for which the principal trading market is in an Approved Market, (b) securities issued or guaranteed by the government of an Approved Market country, its agencies or instrumentalities, or the central bank of such country, (c) securities denominated in an Approved Market currency issued by companies to finance operations in Approved Markets, (d) securities of companies that derive at least 50% of their revenues primarily from either goods or services produced in Approved Markets or sales made in Approved Markets and (e) Approved Markets equity securities in the form of depositary shares. Securities of Approved Markets may include securities of companies that have characteristics and business relationships common to companies in other countries. As a result, the value of the securities of such companies may reflect economic and market forces in such other countries as well as in the Approved Markets. The Advisor, however, will select only those companies which, in its view, have sufficiently strong exposure to economic and market forces in Approved Markets such that their value will tend to reflect developments in Approved Markets to a greater extent than developments in other regions. For example, the Advisor may invest in companies organized and located in the United States or other countries outside of Approved Markets, including companies having their entire production facilities outside of Approved Markets, when such companies meet the definition of Approved Markets securities so long as the Advisor believes at the time of investment that the value of the company's securities will reflect principally conditions in Approved Markets.



The Advisor defines the term "emerging market" to mean a country which is considered to be an emerging market by the International Finance Corporation. Approved emerging markets may not include all such emerging markets. In determining whether to approve markets for investment, the Board of Trustees will take into account, among other things, market liquidity, investor information, government regulation, including fiscal and foreign exchange repatriation rules and the availability of other access to these markets by the investors of the Series.




The following countries are currently designated as Approved Markets:
Argentina, Brazil, Chile, Indonesia, Malaysia, Mexico, Portugal, Thailand, Turkey and Israel. Countries that may be approved in the future include but are not limited to Republic of China (Taiwan), which is effectively closed to foreign investors at present, and Colombia, Greece, India, Jordan, Nigeria, Pakistan, Philippines, Venezuela and Zimbabwe.


The Series may invest up to 35% of its assets in securities of issuers that are not Approved Markets securities, but whose issuers the Advisor believes derive a substantial proportion, but less than 50%, of their total revenues from either goods and services produced in, or sales made in, Approved Markets.

Pending the investment of new capital in Approved Market equity securities, the Series will typically invest in money market instruments or other highly liquid debt instruments denominated in U.S. dollars (including, without limitation, repurchase agreements). In addition, the Series may, for liquidity, or for temporary defensive purposes during periods in which market or economic or political conditions warrant, purchase highly liquid debt instruments or hold freely convertible currencies, although the Series does not expect the aggregate of all such amounts to exceed 10% of its net assets under normal circumstances.

The Series also may invest in shares of other investment companies that invest in one or more Approved Markets, although it intends to do so only where access to those markets is otherwise significantly limited. The Series may also invest in money-market mutual funds for temporary cash management purposes. The Investment Company Act of 1940 limits investment by the Series in shares of other investment companies as follows: (1) no more than 10% of the value of the Series' total assets may be invested in shares of other investment companies;
(2) the Series may not own securities issued by an investment company having an aggregate value in excess of 5% of the value of the total assets of the Series; and (3) the Series may not own more than 3% of the total outstanding voting stock of an investment company. If the Series invests in another investment company, the Series' shareholders will bear not only their proportionate share of expenses of the Series (including operating expenses and the fees of the Advisor), but also will bear indirectly similar expenses of the underlying investment company. In some Approved Markets it will be necessary or advisable for the Series to establish a wholly-owned subsidiary or a trust for the purpose of investing in the local markets.

PORTFOLIO STRUCTURE. The Series will seek a broad market coverage of larger companies within each Approved Market. The Series will attempt to own shares of companies whose aggregate overall share of the Approved Market's total public market capitalization is at least the upper 40% of such capitalization, and can be as large as 75%. The Series may not invest in all such companies or achieve approximate market weights, due to constraints imposed within Approved Markets (E.G., restrictions on purchases by foreigners), or by the Series' policy not to invest more than 25% of its assets in any one industry. The Series may also further limit the market coverage in the smaller emerging markets in order to limit purchases of small market capitalization companies.

The policy of seeking broad market diversification means that the Advisor will not utilize "fundamental" securities research techniques in identifying securities selections. The decision to include or exclude the shares of an issuer will be made primarily on the basis of such issuer's relative market capitalization determined by reference to other companies located in the same country. Company size is measured in terms of reference to other companies located in the same country and in terms of local currencies in order to eliminate the effect of variations in currency exchange rates. Even though a company's stock may meet the applicable market capitalization criterion, it may not be included in the Series for one or more of a number of reasons. For example, in the Advisor's judgment, the issuer may be considered in extreme financial difficulty, a material portion of its securities may be closely held and not likely available to support market liquidity, or the issuer may be a "passive foreign investment company" (as defined in the Internal Revenue Code of 1986, as amended). To this extent, there will be the exercise of discretion and consideration by the Advisor which would not be present in the management of a portfolio seeking to represent an established index of broadly traded domestic securities (such as the S&P 500 Index). The Advisor will also exercise discretion in determining the allocation of capital as between Approved Markets.



It is management's belief that equity investments offer, over a long term, a prudent opportunity for capital appreciation, but, at the same time, selecting a limited number of such issues for inclusion in the Series involves greater risk than including a large number of them.




The Series does not seek current income as an investment objective, and investments will not be based upon an issuer's dividend payment policy or record. However, many of the companies whose securities will be included in the Series do pay dividends. It is anticipated, therefore, that the Series will receive dividend income.




Generally, securities will be purchased with the expectation that they will be held for longer than one year. However, securities may be disposed of at any time when, in the Advisor's judgment, circumstances warrant their sale. Generally, securities will not be sold to realize short-term profits, but when circumstances warrant, they may be sold without regard to the length of time held. The portfolio turnover rate of the Series ordinarily is anticipated to be low, and not expected to exceed 20% per year.


For the purpose of converting U.S. dollars to another currency, or vice versa, or converting one foreign currency to another foreign currency, the Series may enter into forward foreign exchange contracts. In addition, to hedge against changes in the relative value of foreign currencies, the Series may purchase foreign currency futures contracts. The Series will only enter into such a futures contract if it is expected that the Series will be able readily to close out such contract. There can, however, be no assurance that it will be able in any particular case to do so, in which case the Series may suffer a loss.

SECURITIES LOANS



Each Series of the Trust may lend securities to qualified brokers, dealers, banks and other financial institutions for the purpose of earning additional income. While a Series may earn additional income from lending securities, such activity is incidental to the investment objective of a Series. The value of securities loaned may not exceed 33 1/3% of the value of a Series' total assets. In connection with such loans, a Series will receive collateral consisting of cash or U.S. Government securities, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. In addition, the Series will be able to terminate the loan at any time and will receive reasonable interest on the loan, as well as amounts equal to any dividends, interest or other distributions on the loaned securities. In the event of the bankruptcy of the borrower, the Trust could experience delay in recovering the loaned securities. Management believes that this risk can be controlled through careful monitoring procedures.


ITEM 4(b)

The U.S. 6-10 Small Company Series may invest in securities of foreign issuers that are traded in the U.S. securities markets, but such investments may not exceed 5% of the gross assets of the Series.

The U.S. Large Company Series may invest generally not more than 5% of its net assets in the same types of short-term fixed income obligations as may be acquired by The DFA One-Year Fixed Income Series, in order to maintain liquidity or to invest temporarily uncommitted cash balances. (See "The DFA One-Year Fixed Income Series" in Item 4(a)(ii).)



The U.S. Large Company Series, the U.S. Value Series and The DFA International Value Series may acquire stock index futures contracts and options thereon in order to commit funds awaiting investment in stocks or maintain cash liquidity. However, each Series will not purchase stock index futures contracts or options if as a result more than 5% of its total assets would then consist of initial and variation margin deposits on such contracts or options. Such investments entail certain risks. (See "Risk Factors - All Series" in Item 4(c).)

ITEM 4(c) RISK FACTORS - ALL SERIES



SMALL COMPANY SECURITIES


Typically, securities of small companies are less liquid than securities of large companies. Recognizing this factor, The U.S. 6-10 Small Company Series and The U.S. Small Cap Value Series will endeavor to effect securities transactions in a manner to avoid causing significant price fluctuations in the market for these securities.



FOREIGN SECURITIES




The Enhanced U.S. Large Company Series, DFA One-Year Fixed Income, Two-Year Corporate Fixed Income, Two-Year Global Fixed Income, The DFA International Value and The Emerging Markets Series invest in foreign issuers. Such investments involve risks that are not associated with investments in U.S. public companies. Such risks may include legal, political and or diplomatic actions of foreign governments, such as imposition of withholding taxes on interest and dividend income payable on the securities held, possible seizure or nationalization of foreign deposits, establishment of exchange controls or the adoption of other foreign governmental restrictions which might adversely affect the value of the assets held by the Series. Further, foreign issuers are not generally subject to uniform accounting, auditing and financial reporting standards comparable to those of U.S. public companies and there may be less publicly available information about such companies than comparable U.S. companies. The Enhanced U.S. Large Company Series, DFA One-Year Fixed Income, Two-Year Corporate Fixed Income and Two-Year Global Fixed Income Series also may invest in obligations of supranational organizations. The value of the obligations of these organizations may be adversely affected if one or more of their supporting governments discontinue their support. Also, there can be no assurance that any of the Series will achieve its investment objective.




INVESTING IN EMERGING MARKETS




The investments of The Emerging Markets Series involve risks in addition to the usual risks of investing in developed foreign markets. A number of emerging securities markets restrict, to varying degrees, foreign investment in stocks. Repatriation of investment income, capital and the proceeds of sales by foreign investors may require governmental registration and/or approval in some emerging countries. In some jurisdictions, such restrictions and the imposition of taxes are intended to discourage shorter- rather than longer-term holdings. While The Emerging Markets Series will invest only in markets where these restrictions are considered acceptable to the Advisor, new or additional repatriation restrictions might be imposed subsequent to the Series' investment. If such restrictions were imposed subsequent to investment in the securities of a particular country, the Series might, among other things, discontinue the purchasing of securities in that country. Such restrictions will be considered in relation to the Series' liquidity needs and other factors and may make it particularly difficult to establish the fair market value of particular securities from time to time. The valuation of securities held by the Series is the responsibility of the Board of Trustees, acting in good faith and with advice from the Advisor. (See Item 7(b).) Further, some attractive equity securities may not be available to the Series because foreign shareholders hold the maximum amount permissible under current laws.



Relative to the U.S. and to larger non-U.S. markets, many of the emerging securities markets in which The Emerging Markets Series may invest are relatively small, have low trading volumes, suffer periods of illiquidity and are characterized by significant price volatility. Such factors may be even more pronounced in jurisdictions where securities ownership is divided into separate classes for domestic and non-domestic owners.




In addition, many emerging markets, including most Latin American countries, have experienced substantial, and, in some periods, extremely high, rates of inflation for many years. Inflation and rapid fluctuations in inflation rates have had and may continue to have very negative effects on the economies and securities markets of certain countries. In an attempt to control inflation, wage and price controls have been imposed at times in certain countries. Certain emerging markets have recently transitioned, or are in the process of transitioning, from centrally controlled to market-based economies. There can be no assurance that such transitions will be successful.




Brokerage commissions, custodial services and other costs relating to investment in foreign markets generally are more expensive than in the United States; this is particularly true with respect to emerging markets. Such markets have different settlement and clearance procedures. In certain markets there have been times when settlements have been unable to keep pace with the volume of securities transactions, making it difficult to conduct such transactions. The inability of The Emerging Markets Series to make intended securities purchases due to settlement problems could cause the Series to miss investment opportunities. Inability to dispose of a portfolio security caused by settlement problems could result either in losses to the Series due to subsequent declines in value of the portfolio security or, if the Series has entered into a contract to sell the security, could result in possible liability to the purchaser.

The risk also exists that an emergency situation may arise in one or more emerging markets as a result of which trading of securities may cease or may be substantially curtailed and prices for The Emerging Markets Series' portfolio securities in such markets may not be readily available. The Series' portfolio securities in the affected markets will be valued at fair value determined in good faith by or under the direction of the Board of Trustees.




Government involvement in the private sector varies in degrees among the emerging securities markets contemplated for investment by The Emerging Markets Series. Such involvement may, in some cases, include government ownership of companies in certain commercial business sectors, wage and price controls or imposition of trade barriers and other protectionist measures. With respect to any developing country, there is no guarantee that some future economic or political crisis will not lead to price controls, forced mergers of companies, expropriation, the creation of government monopolies, or other measures which could be detrimental to the investments of The Emerging Markets Series.




Taxation of dividends and capital gains received by non-residents varies among countries with emerging markets and, in some cases, is high in relation to comparable U.S. rates. Particular tax structures may have the intended or incidental effect of encouraging long holding periods for particular securities and/or the reinvestment of earnings and sales proceeds in the same jurisdiction. In addition, emerging market jurisdictions typically have less well-defined tax laws and procedures than is the case in the United States, and such laws may permit retroactive taxation so that The Emerging Markets Series could in the future become subject to local tax liability that it had not reasonably anticipated in conducting its investment activities or valuing its assets.




FOREIGN CURRENCIES AND RELATED TRANSACTIONS




Investments of The DFA International Value Series and The Emerging Markets Series, many of the investments of The DFA Two-Year Global Fixed Income Series and, to a lesser extent, the investments of The Enhanced U.S. Large Company Series, will be denominated in foreign currencies. Changes in the relative values of foreign currencies and the U.S. dollar, therefore, will affect the value of investments of the Series. The Series may purchase foreign currency futures contracts and options in order to hedge against changes in the level of foreign currency exchange rates, provided not more than 5% of the Series' assets are then invested as initial or variation margin deposits on such contracts or options. Such contracts involve an agreement to purchase or sell a specific currency at a future date at a price set in the contract and enable the Series to protect against losses resulting from adverse changes in the relationship between the U.S. dollar and foreign currencies occurring between the trade and settlement dates of Series securities transactions, but they also tend to limit the potential gains that might result from a positive change in such currency relationships. Gains and losses on investments in futures and options thereon depend on the direction of securities prices, interest rates and other economic factors.




BORROWING




Each Series, except The DFA One-Year Fixed Income Series, has reserved the right to borrow amounts not exceeding 33% of its net assets for the purposes of making redemption payments. When advantageous opportunities to do so exist, the Series may also purchase securities when borrowings exceed 5% of the value of the Series' net assets. Such purchases can be considered to be "leveraging," and in such circumstances, the net asset value of the Series may increase or decrease at a greater rate than would be the case if the Series had not leveraged. The interest payable on the amount borrowed would increase the Series' expenses and if the appreciation and income produced by the investments purchased when the Series has borrowed are less than the cost of borrowing, the investment performance of the Series will be reduced as a result of leveraging.

PORTFOLIO STRATEGIES




The method employed by the Advisor to manage each Series, except The U.S. Large Company Series, The Enhanced U.S. Large Company Series and the Fixed Income Series, will differ from the process employed by many other investment advisors in that the Advisor will rely on fundamental analysis of the investment merits of securities to a limited extent to eliminate potential portfolio acquisitions rather than rely on this technique to select securities. Further, because securities generally will be held long-term and will not be eliminated based on short-term price fluctuations, the Advisor generally will not act upon general market movements or short-term price fluctuations of securities to as great an extent as many other investment advisors. The U.S. Large Company Series will operate as an index fund and, therefore, represents a passive method of investing in all stocks that comprise the S&P 500 Index which does not entail selection of securities based on the individual investment merits of their issuers. The investment performance of The U.S. Large Company Series is expected to approximate the investment performance of the S&P 500 Index, which tends to be cyclical in nature, reflecting periods when stock prices generally rise or fall.




FUTURES CONTRACTS AND OPTIONS ON FUTURES




The U.S. Large Company Series, The Enhanced U.S. Large Company Series, the U.S. Value Series, The DFA International Value Series and The Emerging Markets Series may invest in index futures contracts and options on index futures, provided that, in accordance with current regulations, not more than 5% of each Series' total assets are then invested as initial margin deposits on such contracts or options. In addition, to the extent that such Series invest in futures contracts and options thereon for other than bona fide hedging purposes, no Series will enter into such transactions if, immediately thereafter, the sum of the amount of margin deposits and premiums paid for open futures options would exceed 5% of the Series' total assets, after taking into account unrealized profits and unrealized losses on such contracts it has entered into; provided, however, that, in the case of an option that is in-the-money at the time of purchase, the in-the-money amount may be excluded in calculating the 5%.




These investments entail the risk that an imperfect correlation may exist between changes in the market value of the stocks owned by the Series and the prices of such futures contracts and options, and, at times, the market for such contracts and options might lack liquidity, thereby inhibiting a Series' ability to close a position in such investments. Gains or losses on investments in options and futures depend on the direction of securities prices, interest rates and other economic factors, and the loss from investing in futures transactions is potentially unlimited. Certain restrictions imposed by the Internal Revenue Code may limit the ability of a Series to invest in futures contracts and options on futures contracts.




OPTIONS ON STOCK INDICES




The Enhanced U.S. Large Company Series may purchase put and call options and write put and call options on stock indices and stock index futures listed on national securities exchanges or traded in the over-the-counter market. The Enhanced U.S. Large Company Series may use these techniques to hedge against changes in securities prices or as part of its overall investment strategy. An option on an index is a contract that gives the holder of the option, in return for a premium, the right to buy from (in the case of a call) or sell to (in the case of a put) the writer of the option the cash value of the index at a specified exercise price at any time during the term of the option. Upon exercise, the writer of an option on an index is obligated to pay the difference between the cash value of the index and the exercise price multiplied by the specified multiplier for the index option. (An index is designed to reflect specified facets of a particular financial or securities market, a specific group of financial instruments or securities, or certain economic indicators.)
A stock index fluctuates with changes in the market values of the stocks included in the index.




With respect to the writing of options, the writer has no control over the time when it may be required to fulfill its obligation. Prior to exercise or expiration, an option may be closed out by an offsetting purchase or sale of an option on the same series. There can be no assurance, however, that a closing purchase or sale transaction can be effected when The Enhanced U.S. Large Company Series desires.




The Enhanced U.S. Large Company Series may write covered straddles consisting of a combination of a call and a put written on the same index. A straddle will be covered when sufficient assets are deposited to meet The Enhanced U.S. Large Company Series' immediate obligations. The Series may use the same liquid assets to cover both the call and put options where the exercise price of the call and the put are the same or the exercise price of the call is higher than that of the put. In such cases, the Series will also segregate liquid assets equivalent to the amount, if any, by which the put is "in the money."




The effectiveness of purchasing stock index options will depend upon the extent to which price movements in The Enhanced U.S. Large Company Series' portfolio correlate with price movements of the stock index selected. Because the value of an index option depends upon movements in the level of the index rather than the price of a particular stock, whether the Series will realize a gain or loss from the purchase of options on an index depends upon movements in the level of stock prices in the stock market generally or, in the case of certain indices, in an industry or market segment, rather than movements in the price of a particular stock. If The Enhanced U.S. Large Company Series takes positions in options instruments contrary to prevailing market trends, the Series could be exposed to the risk of a loss. Certain restrictions imposed on The Enhanced U.S. Large Company Series by the Internal Revenue Code may limit the ability of such Series to invest in options.




SWAPS




The Enhanced U.S. Large Company Series may enter into equity index swap agreements for purposes of attempting to obtain a particular desired return at a lower cost to the Series than if the Series had invested directly in an instrument that yielded that desired return. Swap agreements are two-party contracts entered into primarily by institutional investors for periods ranging from a few weeks to more than one year. In a standard "swap" transaction, two parties agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or instruments. The gross returns to be exchanged or "swapped" between the parties are generally calculated with respect to a "notional amount," i.e., the return on or increase in value of a particular dollar amount invested a group of securities representing a particular index.




The "notional amount" of the swap agreement is only a fictive basis on which to calculate the obligations which the parties to a swap agreement have agreed to exchange. Most swap agreements entered into by The Enhanced U.S. Large Company Series would calculate the obligations of the parties to the agreement on a "net basis." Consequently, the Series' current obligations (or rights) under a swap agreement will generally be equal only to the net amount to be paid or received under the agreement based on the relative values of the positions held by each party to the agreement (the "net amount"). The Enhanced U.S. Large Company Series' current obligations under a swap agreement will be accrued daily (offset against amounts owed to the Series) and any accrued but unpaid net amounts owed to a swap counterparty will be covered by the maintenance of a segregated account consisting of liquid assets such as cash, U.S. Government securities, or high grade debt obligations, to avoid any potential leveraging of the Series' portfolio. The Enhanced U.S. Large Company Series will not enter into a swap agreement with any single party if the net amount owed or to be received under existing contracts with that party would exceed 5% of the Series' assets.




Because they are two-party contracts and because they may have terms of greater than seven days, swap agreements may be considered to be illiquid, and, therefore, swap agreements entered into by The Enhanced U.S. Large Company Series and other illiquid securities will be limited to 15% of the net assets of the Series. Moreover, The Enhanced U.S. Large Company Series bears the risk of loss of the amount expected to be received under a swap agreement in the event of the default or bankruptcy of a swap agreement counterparty. The Advisor will cause The Enhanced U.S. Large Company Series to enter into swap agreements only with counterparties that the
Investment Committee of The Advisor has approved.   Certain restrictions imposed
on the Enhanced U.S. Large Company Series by the Internal Revenue Code may limit the Series' ability to use swap agreements. The swap market is a relatively new market and is largely unregulated. It is possible that developments in the swaps market, including potential government regulation, could adversely affect The Enhanced U.S. Large Company Series' ability to terminate existing swap agreements or to realize amounts to be received under such agreements.




BANKING INDUSTRY CONCENTRATIONS




Concentrating in obligations of the banking industry may involve additional risk by foregoing the safety of investing in a variety of industries. Changes in the market's perception of the riskiness of banks relative to non-banks could cause more fluctuations in the net asset value of The DFA One-Year Fixed Income, Two-Year Corporate Fixed Income and Two-Year Global Fixed Income Series than might occur in less concentrated portfolios.




REPURCHASE AGREEMENTS


In addition, all of the Series may invest in repurchase agreements. In the event of the bankruptcy of the other party to a repurchase agreement, the Trust could experience delay in recovering the securities underlying such agreements. Management believes that this risk can be controlled through stringent security selection criteria and careful monitoring procedures.

ITEM 5.   MANAGEMENT OF THE TRUST

(a) The Trust has a Board of Trustees, which is responsible for establishing Trust policies and for overseeing the management of the Trust.



(b)(i) Dimensional Fund Advisors Inc. (the "Advisor"), 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401, serves as investment advisor to each of the Series. The Advisor was organized in May 1981 and is engaged in the business of providing investment management services to institutional investors. Assets under management total approximately $13 billion. David G. Booth and Rex
A. Sinquefield, directors and officers of the Advisor and trustees and officers of the Trust, together own approximately 64% of the Advisor's outstanding stock and may be deemed controlling persons of the Advisor.


(b)(ii) Pursuant to an investment management agreement with the Trust with respect to each Series, the Advisor manages the investment and reinvestment of their assets. The Advisor also provides the Trust with records concerning the Advisor's activities which the Trust is required to maintain and renders regular reports to the Trust's officers and the Board of Trustees. The Advisor also provides all of the Series with a trading department and selects brokers and dealers to effect securities transactions.



(b)(iii) For the fiscal year ended November 30, 1995, (i) the Advisor received a fee for its services which, on an annual basis, equaled the following percentage of the average net assets of each Series; and (ii) the total expenses of each Series were the following percentages of respective average net assets:




     Series                       Management Fee         Total Expenses
     ------                       --------------         --------------

U.S. 6-10 Small Company                 0.03%                    0.15%

U.S. Large Company                      0.025%                    .025%

U.S. Small Cap Value                    0.20%                    0.32%

U.S. Large Cap Value                    0.10%                    0.21%

DFA One-Year Fixed Income               0.05%                    0.10%

DFA International Value
Series                                  0.20%                    0.42%

Emerging Markets Series                 0.10%                    0.87%




The investment advisory fees applicable to The Enhanced U.S. Large Company Series, The DFA Two-Year Corporate Fixed Income Series, The DFA Two-Year Global Fixed Income Series and The DFA Two-Year Government Series, each of which had not commenced operations as of November 30, 1995, are equal to .05%, .15%, .05%, and .15%, respectively, of the average net assets of each Series on an annual basis. Beginning December 1, 1993, the Advisor agreed to waive its fee under the Investment Management Agreement with respect to The DFA International Value Series to the extent necessary to keep the cumulative annual expenses of the Series to not more than .45% of average net assets of the Series on an annualized basis. For the fiscal year ended November 30, 1995, the Advisor was not required to waive any portion of its fee pursuant to such agreement. The Advisor may eliminate this waiver at any time in its discretion.



Pursuant to the terms of the investment management agreement relating to The U.S. Large Company Series, for the fiscal year ended November 30, 1995, the Advisor agreed to bear all of the ordinary operating expenses of the Series, except the investment advisory fee; such expenses were not subject to reimbursement. Absent this arrangement, the annualized ratio of expenses to average net assets for The U.S. Large Company Series for the fiscal year ended November 30, 1995 would have been 0.18%. Effective December 1, 1995, pursuant to the terms of the current investment management agreement between the Trust on behalf of The U.S. Large Company Series and the Advisor, the Series is obligated to bear all of its operating expenses, including its investment management fee.


(c) Investment decisions for all Series are made by the Investment Committee of the Advisor which meets on a regular basis and also as needed to consider investment issues. The Investment Committee is composed of certain officers and directors of the Advisor who are elected annually.

(d) AND (e)     PFPC Inc. ("PFPC"), 400 Bellevue Parkway , Wilmington, Delaware
19809, serves as the administrative services, dividend disbursing and transfer agent for all Trust Series. The services provided by PFPC are subject to supervision by the executive officers and the Board of Trustees of the Trust, and include day-to-day keeping and maintenance of certain records, calculation of the offering price of the shares, preparation of reports, liaison with its custodians, and transfer and dividend disbursing agency services. For its services, each Series pays PFPC annual fees which are set forth in the following table:



U.S. 6-10 SMALL COMPANY SERIES
U.S. SMALL CAP VALUE SERIES
U.S. LARGE CAP VALUE SERIES
ENHANCED U.S. LARGE COMPANY SERIES
CHARGES FOR EACH SERIES:
   .1025% of the first $300 million of net assets
   .0769% of the next $300 million of net assets
   .0513% of the next $250 million of net assets
   .0205% of net assets over $850 million
Except for a minimum fee of $58,800 per year that PFPC charges to each of the Large Cap Value and Small Cap Value Series, PFPC has agreed that it may from time to time limit the fee rates for these Series. The Enhanced U.S. Large Company Series is subject to a minimum fee of $75,000 per year which is to be phased in over the first year of the Series' operation.




DFA Two-Year Global Fixed Income Series
     .1230% of the first $150 million of net assets
     .0820% of the next $150 million of net assets
     .0615% of the next $300 million of net assets
     .0410% of the next $250 million of net assets
     .0205% of net assets over $850 million



The Series is subject to a minimum fee of $75,000 per year which is to be phased in over the first year of the Series' operation.



DFA INTERNATIONAL VALUE SERIES
EMERGING MARKETS SERIES
CHARGES FOR EACH SERIES:
   .123% of the first $300 million of net assets
   .0615% of the next $300 million of net assets
   .0410% of the next $250 million of net assets
   .0205% of net assets over $850 million
Each Series is subject to a minimum fee of $75,000 per year.



DFA ONE-YEAR FIXED INCOME SERIES
DFA TWO-YEAR CORPORATE FIXED INCOME SERIES
DFA TWO-YEAR GOVERNMENT SERIES
CHARGES FOR EACH SERIES:
   .0513% of the first $100 million of net assets
   .0308% of net assets
   .0205% of net assets over $200 million
The DFA Two-Year Corporate Fixed Income and DFA Two-Year Government Series are each subject to minimum fees of $54,000 per year which are to be phased in over the first year of the Series' operation.



U.S. LARGE COMPANY SERIES
   .05% of the first $250 million of net assets
   .03% of the next $250 million of net assets
   .02% of the next $250 million of net assets
   .01% of the next $250 million of net assets
   .005% of the next $1 billion of net assets
   .001% of net assets over $2 billion
The Series is subject to a minimum fee of $75,000 per year.



Currently, The U.S. Large Company Series is classified as a corporation for federal income tax purposes. The Series anticipates classification as a partnership for federal income tax purposes during the fiscal year 1996; at such time, PFPC will receive annual fees of
 .015% of average net assets.


(f) The Trust bears all of its own costs and expenses, including: services of its independent accountants, legal counsel, brokerage fees, commissions and transfer taxes in connection with the acquisition and disposition of portfolio securities, taxes, insurance premiums, costs incidental to meetings of its shareholders and trustees, the cost of filing its registration statement under federal securities law, reports to shareholders, and transfer and dividend disbursing agency, administrative services and custodian fees. Expenses allocable to a particular Series are so allocated and expenses which are not allocable to a particular Series are borne by each Series on the basis of the fees of the Trust's administrative agent.

(g) The Advisor places portfolio securities transactions with a view to obtaining best price and execution. Subject to that goal, transactions may be placed with securities firms that are affiliated with an affiliate of the Advisor.

Response to Item 5A has been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.

ITEM 6.   CAPITAL STOCK AND OTHER SECURITIES


(a) All eleven Series issue shares of beneficial interest with a par value of $.01 per share without a sales load. The shares of each Series, when issued and paid for in accordance with this registration statement, will be fully paid and nonassessable shares, with equal, non-cumulative voting rights, except as described below, and no preferences as to conversion, exchange, dividends, redemptions or any other feature. Shareholders shall have the right to vote only (i) for removal of Trustees, (ii) with respect to such additional matters relating to the Trust as may be required by the applicable provisions of the 1940 Act, including Section 16(a) thereof, and
(iii) on such other matters as the Trustees may consider necessary or desirable. In addition, the shareholders of each Series will be asked to vote on any proposal to change a fundamental investment policy (i.e. a policy that may be changed only with the approval of shareholders) of that Series.
If a shareholder of The Emerging Markets Series or The DFA Two-Year
Government Series redeems its entire interest in the Series or becomes bankrupt, a majority in interest of the remaining shareholders in the Series must vote within 120 days to approve the continuing existence of the Series or the Series will be liquidated. All shares of the Trust entitled to vote on a matter shall vote without differentiation between the separate Series on a one-vote-per-share basis; provided however, if a matter to be voted on affects only the interests of not all Series, then only the shareholders of such affected Series shall be entitled to vote on the matter. Investments in The Emerging Markets Series and The DFA Two-Year Government Series may not be transferred, but an investor may withdraw all or any portion of their investment at any time at net asset value. If liquidation of the Trust should occur, shareholders would be entitled to receive on a per class basis the assets of the particular Series whose shares they own, as well as a proportionate share of Trust assets not attributable to any particular class. Ordinarily, the Trust does not intend to hold annual meetings of shareholders, except as required by the Investment Company Act of 1940 or other applicable law. The Trust's by-laws provide that meetings of shareholders shall be called for the purpose of voting upon the question of removal of one or more Trustees upon the written request of the holders of not less than 10% of the outstanding shares.


(b) As of December 31, 1995, the following persons beneficially owned more than 25% of the voting securities of the following Series:


THE U.S. 6-10 SMALL COMPANY SERIES


     DFA Investment Dimensions Group Inc. -
     The U.S. 6-10 Small Company Portfolio                                83.97%



THE U.S. LARGE COMPANY SERIES


     DFA Investment Dimensions Group Inc. -
     The U.S. Large Company Portfolio                                    100.00%


THE DFA ONE-YEAR FIXED INCOME SERIES


     DFA Investment Dimensions Group Inc. -
     The DFA One-Year Fixed Income Portfolio                              99.92%



THE U.S. SMALL CAP VALUE SERIES


     DFA Investment Dimensions Group Inc. -
     The U.S. Small Cap Value Portfolio                                   97.46%



THE U.S. LARGE CAP VALUE SERIES


     DFA Investment Dimensions Group Inc. -
     The U.S. Large Cap Value Portfolio                                   66.38%



     Dimensional Investment Group Inc. -
     U.S. Large Cap Value Portfolio III                                   31.88%



THE DFA INTERNATIONAL VALUE SERIES


     Dimensional Investment Group Inc. -
     DFA International Value Portfolio                                    40.26%


     DFA Investment Dimensions Group Inc. -

     DFA International High Book to Market Portfolio                      28.23%


THE EMERGING MARKETS SERIES



     DFA Investment Dimensions Group Inc. -
     Emerging Markets Portfolio                                           99.98%




     Each of the above Portfolios of DFA Investment Dimensions Group Inc. ("DFA IDG") and Dimensional Investment Group Inc. ("DIG") are deemed to control the corresponding Series, as "control" is defined in the Investment Company Act of 1940. DFA IDG and DIG are both Maryland corporations and are located at the same address as the Trust.


(c)  Not applicable.

(d)  Not applicable.


(e) Shareholder inquiries may be made by writing or calling the Trust at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401 or (310) 395-8005.


(f) The Trust's policy is to distribute substantially all net investment income from The U.S. 6-10 Small Company Series, U.S. Small Cap Value Series, DFA International Value Series and The Emerging Markets Series, together with any net realized capital gains in November and December of each year. Dividends from net investment income of The U.S. Large Company Series, Enhanced U.S. Large Company Series and U.S. Large Cap Value Series, are distributed quarterly, and any net capital gains are distributed annually after November 30. Net investment income, which is accrued daily, will be distributed monthly (except January) by The DFA One-Year Fixed Income Series and quarterly by The DFA Two-Year Global Fixed Income, Two-Year Corporate Fixed Income and Two-Year Government Series. Any net realized capital gains of the Fixed Income Series will be distributed annually after the end of the fiscal year. Shareholders of the Trust will automatically receive all income dividends and capital gains distributions in additional shares of the Series whose shares they hold at net asset value (as of the business date following the dividend record date), unless as to The U.S. 6-10 Small Company Series, the Fixed Income Series, The U.S. Large Company Series and the U.S. Value Series upon written notice to PFPC, the shareholder selects one of the following options: (i) Income Option -- to receive income dividends in cash and capital gains distributions in additional shares at net asset value; (ii) Capital Gains Option -- to receive capital gains distributions in cash and income dividends in additional shares at net asset value; or (iii) Cash Option -- to receive both income dividends and capital gains distributions in cash. While shareholders of The Enhanced U.S. Large Company Series will automatically receive all capital gains distributions in additional shares of the Series, upon written notice to the Transfer Agent, they may receive all income dividends in cash.



(g) Each Series of the Trust, other than The Emerging Markets Series and DFA Two-Year Government Series, is classified as a separate corporation for federal income tax purposes (collectively, referred to as the "Corporate Series").


Each Corporate Series intends to qualify each year as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), so that it will not be liable for federal income taxes to the extent that its net investment income and net realized capital gains are distributed.


The Emerging Markets Series and The DFA Two-Year Government Series (together, the "Partnership Series") are classified as partnerships for federal income tax purposes. Currently, the U.S. Large Company Series is classified as a corporation for federal income tax purposes. The Series anticipates classification as a partnership for federal income tax purposes during the fiscal year 1996. At such time, the Series will not qualify as a regulated investment company under the Code.



If a Series of the Trust, including the Partnership Series, purchases shares in certain foreign investment entities, called "passive foreign investment companies" ("PFIC"), the Series (and in the case of the Partnership Series, its investors) may be subject to U.S. federal income tax and a related interest charge on a portion of any "excess distribution" or gain from the disposition of such shares even if such income is distributed as a taxable dividend by the Corporate Series to its shareholders or, in the case of the Partnership Series, even if such income is distributed to its investors (which may or may not be taxable). (See below for a more detailed discussion of the Partnership Series).



The Series of the Trust, including the Partnership Series, may be subject to foreign withholding taxes on income from certain of their foreign securities.
If more than 50% in value of the total assets of a Corporate Series at the end of its fiscal year are invested in securities of foreign corporations, the Corporate Series may elect to pass-through to its shareholders the pro rata share of foreign income taxes paid by the Corporate Series. If this election is made, shareholders will be (i) required to include in their gross income their pro rata share of foreign source income (including any foreign taxes paid by the Corporate Series), and (ii) entitled to either deduct their share of such foreign taxes in computing their taxable income or to claim a credit for such taxes against their U.S. income tax, subject to certain limitations under the Code.

Shareholders will be informed by the Corporate Series at the end of each calendar year regarding the shareholder's proportionate share of taxes paid to any foreign country or possession of the United States, and gross income derived from sources within any foreign country or possession of the United States.


The Enhanced U.S. Large Company Series' investments in Index Derivatives are subject to complex tax rules which may have the effect of accelerating income or converting, in part, what otherwise would have been long-term capital gain into short-term capital gain. These rules may affect both the amount, character and timing of income distributed to shareholders of The Enhanced U.S. Large Company Series.


For the Corporate Series with the principal investment policy of investing in foreign equity securities and non-equity domestic investments, it is anticipated that only a small portion of such Corporate Series' dividends will qualify for the corporate dividends received deduction. To the extent that such Corporate Series pay dividends which qualify for this deduction, the availability of the deduction is subject to certain holding period and debt financing restrictions imposed under the Code on the corporation claiming the deduction.


Since virtually all of the net investment income from The DFA One-Year Fixed Income, Two-Year Global Fixed Income and Two-Year Corporate Fixed Income Series is expected to arise from earned interest, it is not expected that any of such Series' distributions will be eligible for the dividends received deduction for corporations.


For federal income tax purposes, any income dividends which the shareholder receives from a Corporate Series, as well as any distributions derived from the excess of net short-term capital gain over net long-term capital loss, are treated as ordinary income whether the shareholder has elected to receive them in cash or in additional shares. Shareholders of a Corporate Series are notified annually by the Trust as to the federal tax status of dividends and distributions paid by the Corporate Series whose shares they own.

Dividends which are declared by a Corporate Series in October, November or December but which, for operational reasons, may not be paid to the shareholder until the following January, will be treated for tax purposes as if paid by a Corporate Series and received by the shareholder on December 31 of the calendar year in which they are declared.

The sale of shares of a Corporate Series by redemption is a taxable event and may result in a capital gain or loss. Any loss incurred on sale or exchange of shares of the Corporate Series, held for six months or less, will be treated as a long-term capital loss to the extent of capital gain dividends received with respect to such shares.

The Trust may accept securities or local currencies in exchange for shares of a Series. A gain or loss for federal income tax purposes may be realized by investors in a Corporate Series who are subject to federal taxation upon the exchange depending upon the cost of the securities or local currency exchanged. (See "In Kind Purchases" in Item 7.)


The Series may be required to report to the Internal Revenue Service ("IRS") any taxable dividend or other reportable payment (including share redemption proceeds) and withhold 31% of any such payments made to individuals and other non-exempt shareholders who have not provided a correct taxpayer identification number and made certain required certifications that appear in the Shareholder Application form. A shareholder may also be subject to backup withholding if the IRS or a broker notifies the Corporate Series that the number furnished by the shareholder is incorrect or that the shareholder is subject to backup withholding for previous under-reporting of interest or dividend income.

Shareholders of the Corporate Series who are not U.S. persons for purposes of federal income taxation, should consult with their financial or tax advisors regarding the applicability of U.S. withholding and other taxes to distributions received by them from the Corporate Series and the application of foreign tax laws to these distributions.

Shareholders should also consult their tax advisors with respect to the applicability of any state and local intangible property or income taxes to their shares of the Corporate Series and distributions and redemption proceeds received from the Corporate Series.


The Partnership Series are series of a trust organized under Delaware law. Under the anticipated method of operation of the Partnership Series, they will not be subject to any income tax. Instead, each investor will be required to report separately on its own income tax return its distributive share (as determined in accordance with the governing instruments of the Partnership Series) of a Partnership Series' income, gains, losses, deductions and credits. Each investor will be required to report its distributive share regardless of whether it has received a corresponding distribution of cash or property from a Partnership Series. An allocable share of a tax-exempt investor's income will be "unrelated business taxable income" ("UBTI") only to the extent that a Partnership Series borrows money to acquire property or invests in assets that produce UBTI. In addition to federal taxes, investors in the Partnership Series may also be subject to state and local taxes on their distributive share of a Partnership Series' income.

The Partnership Series' taxable year-end will be November 30. Although, as described above, the Partnership Series will not be subject to federal income tax, they will file appropriate income tax returns.



While the Partnership Series are not classified as "regulated investment companies" under Subchapter M of the Code, the Partnership Series' assets, income and distributions will be managed in such a way that an investor in the Series will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in a Partnership Series for an entire year.



There are certain other tax issues that will be relevant to only certain of the investors; for instance, investors that are segregated asset accounts and investors who contribute assets rather than cash to the Partnership Series. It is intended that contributions of assets will not be taxable provided certain requirements are met. Such investors are advised to consult their own tax advisors as to the tax consequences of an investment in the Partnership Series.


Redemptions of shares in a Partnership Series may be taxable. In general, a redemption of shares resulting in a distribution of cash by a Partnership Series to an investor in excess of that investor's tax basis in its shares of such Partnership Series is taxable to the extent of such excess.


The Partnership Series will inform investors of the source of dividends and distributions at the time they are paid and will promptly after the close of each fiscal year advise investors of their allocable share of a Partnership Series' income, gains, losses deductions and credits for federal income tax purposes.


ITEM 7.   PURCHASE OF SECURITIES BEING OFFERED

(a) The Trust's shares have not been registered under the Securities Act of 1933, which means that its shares may not be sold publicly. However, the Trust may sell its shares through private placements pursuant to available exemptions from registration under that Act.


Shares of the Trust are sold only to other investment companies and certain institutional investors. Shares of The Emerging Markets Series are sold at a price which is equal to the net asset value of such shares plus a reimbursement fee. (SEE Item 7(b).) Shares of the other Series are sold at net asset value without a sales charge. Shares are purchased at the net asset value next determined after the Trust receives the order in proper form. All investments are credited to the shareholder's account in the form of full and fractional shares of the Series calculated to three decimal places. In the interest of economy and convenience, certificates for shares will not be issued.

The Trust distributes its own shares. It has, however, entered into an agreement with DFA Securities Inc., a wholly owned subsidiary of the Advisor, pursuant to which DFA Securities Inc. is responsible for supervising the sale of shares of each Series. No compensation is paid by the Trust to DFA Securities Inc. under this agreement.

IN KIND PURCHASES


If accepted by the Trust, shares of the Series may be purchased in exchange for securities which are eligible for purchase or otherwise represented in the Series' portfolios at the time of the exchange as described in this registration statement or which such securities of The DFA International Value Series, The Emerging Markets Series, The DFA Two-Year Global Fixed Income Series and The Enhanced U.S. Large Company Series are denominated. Securities and local currencies to be exchanged which are accepted by the Trust and Trust shares to be issued therefore will be valued, as set forth under "Valuation of Shares" in
Item 7(b), at the time of the next determination of net asset value after such acceptance. All dividends, interest, subscription, or other rights pertaining to such securities shall become the property of the Series whose shares are being acquired and must be delivered to the Trust by the investor upon receipt from the issuer. Investors who desire to purchase shares of The DFA International Value Series or DFA Two-Year Global Fixed Income Series with local currencies should first contact the Adviser for wire instructions.



The Trust will not accept securities in exchange for shares of a Series unless:
(1) such securities are eligible for purchase or otherwise represented in the Series' portfolios at the time of exchange and current market quotations are readily available for such securities; (2) the investor represents and agrees that all securities offered to be exchanged are not subject to any restrictions upon their sale by the Series under the Securities Act of 1933 or under the laws of the country in which the principal market for such securities exists, or otherwise; and (3) at the discretion of the Series, the value of any such security (except U.S. Government Securities) being exchanged together with other securities of the same issuer owned by the Series will not exceed 5% of the net assets of the Series immediately after the transaction. (See Item 4(a)(i).) Investors interested in such exchanges should contact the Advisor. Investors should also know that an in-kind purchase of shares of a Series may result in taxable income; an investor desiring to make an in-kind purchase should consult its tax advisor.


(b)  VALUATION OF SHARES

The net asset value per share of each Series is calculated as of the close of the NYSE by dividing the total market value of the Series' investments and other assets, less any liabilities, by the total outstanding shares of the stock of the Series. The value of the shares of each Series will fluctuate in relation to its own investment experience. Securities held by the Series which are listed on the securities exchange and for which market quotations are available are valued at the last quoted sale price of the day or, if there is no such reported sale, The U.S. 6-10 Small Company, The U.S. Large Company, The DFA International Value, the U.S. Value Series and The Emerging Markets Series value such securities at the mean between the most recent quoted bid and asked prices. Price information on listed securities is taken from the exchange where the security is primarily traded. Unlisted securities for which market quotations are readily available are valued at the mean between the most recent bid and asked prices. The value of other assets and securities for which no quotations are readily available (including restricted securities) are determined in good faith at fair value in accordance with procedures adopted by the Board of Trustees. The net asset values per share of The DFA International Value Series, The DFA Two-Year Global Fixed Income Series and The Emerging Markets Series are expressed in U.S. dollars by translating the net assets of each Series using the bid price for the dollar as quoted by generally recognized reliable sources.



The value of the shares of the Fixed Income Series will tend to fluctuate with interest rates because, unlike money-market funds, such Series do not seek to stabilize the value of their shares by use of the "amortized cost" method of asset valuation. Net asset value includes interest on fixed income securities which is accrued daily. Securities which are traded OTC and on a stock exchange will be valued according to the broadest and most representative market, and it is expected that for bonds and other fixed-income securities this ordinarily will be the OTC market. Securities held by the Fixed Income Series may be valued on the basis of prices provided by a pricing service when such prices are believed to reflect the current market value of such securities. Other assets and securities for which quotations are not readily available will be valued in good faith at fair value using methods determined by the Board of Trustees.



Generally, trading in foreign securities markets is completed each day at various times prior to the close of the NYSE. The values of foreign securities held by The DFA International Value Series, DFA Two-Year Global Fixed Income Series, The Emerging Markets Series and The Enhanced U.S. Large Company Series are determined as of such times for the purpose of computing the net asset value of the Series. If events which materially affect the value of the investments of the Series occur subsequent to the close of the securities market on which such securities are primarily traded, the investments affected thereby will be valued at "fair value" as described above.

Certain of the securities holdings of The Emerging Markets Series in Approved Markets may be subject to tax, investment and currency repatriation regulations of the Approved Markets that could have a material effect on the valuation of the securities. For example, the Series might be subject to different levels of taxation on current income and realized gains depending upon the holding period of the securities. In general, a longer holding period (E.G., 5 years) may result in the imposition of lower tax rates than a shorter holding period (E.G., 1 year). The Series may also be subject to certain contractual arrangements with investment authorities in an Approved Market which require the Series to maintain minimum holding periods or to limit the extent of repatriation of income and realized gains. As a result, the valuation of particular securities at any one time may depend materially upon the assumptions that the Series makes at that time concerning the anticipated holding period for the securities. Absent special circumstances as determined by the Board of Trustees, it is presently intended that the valuation of such securities will be based upon the assumption that they will be held for at least the amount of time necessary to avoid higher tax rates or penalties and currency repatriation restrictions. However, the use of such valuation standards will not prevent the Series from selling such securities in a shorter period of time if the Advisor considers the earlier sale to be a more prudent course of action. Revision in valuation of those securities will be made at the time of the transaction to reflect the actual sales proceeds inuring to the Series.


It is management's belief that payment of a reimbursement fee by each investor, which is used to defray significant costs associated with investing proceeds of the sale of their shares to such investors, will eliminate a dilutive effect such costs would otherwise have on the net asset value of shares held by previous investors. Therefore, the shares of The Emerging Markets Series are sold at an offering price which is equal to the current net asset value of such shares plus a reimbursement fee. The amount of the reimbursement fee represents management's estimate of the costs reasonably anticipated to be associated with the purchase of securities by that Series, and is paid to the Series and used by it to defray such costs. Such costs include brokerage commissions on listed securities and imputed commissions on OTC securities. The reimbursement fee for The Emerging Markets Series, expressed as a percentage of the net asset value of its shares, is 0.50%. Reinvestments of dividends and capital gains distributions paid by the Series and in-kind investments are not subject to a reimbursement fee.


The offering price of shares of each Series, except for The Emerging Markets Series, is the net asset value thereof next determined after the receipt of the investor's funds by the Custodian, provided that the purchase order in good order has been received by the Transfer Agent; no sales charge or reimbursement fee is imposed.

(c)  Not applicable.

(d)  Not applicable.

(e)  Not applicable.

(f)  Not applicable.

ITEM 8.   REDEMPTION OR REPURCHASE

(a) As stated above in response to Item 7(a), "Purchase of Securities Being Offered," the Trust's shares have not been registered under the Securities Act of 1933, which means that its shares are restricted securities which may not be sold unless registered or pursuant to an available exemption from that Act.

Investors who desire to redeem shares of a Series must first contact the Advisor at (310) 395-8005. Redemptions are processed on any day on which the Trust is open for business and are effected at the Series' net asset value next determined after the Series receives a redemption request in good form.

Redemption payments in cash will ordinarily be made within seven days after receipt of the redemption request in good form. However, the right of redemption may be suspended or the date of payment postponed in accordance with the 1940 Act. The amount received upon redemption may be more or less than the amount paid for the shares depending upon the fluctuations in the market value of the assets owned by the Series.

If the Board of Trustees determines that it would be detrimental to the best interests of the remaining shareholders of any Series to make payment wholly or partly in cash, a Series may pay the redemption price in whole or in part by a distribution of portfolio securities from the Series of the shares being redeemed in lieu of cash in accordance with Rule 18f-1 under the Investment Company Act of 1940. Investors may incur brokerage charges and other transaction costs selling securities that were received in payment of redemptions.

For additional information about redemption of Trust shares, see Items 19(a) and
(b) in Part B.

(b)  Not applicable.

(c)  Not applicable.

(d) Although the redemption payments will ordinarily be made within seven days after receipt, payment to investors redeeming shares which were purchased by check will not be made until the Trust can verify that the payments for the purchase have been, or will be, collected, which may take up to fifteen days or more. Investors may avoid this delay by submitting a certified check along with the purchase order.

ITEM 9.   PENDING LEGAL PROCEEDINGS

     Not applicable.

 Part B:

ITEM 10.  COVER PAGE

     Not applicable.

ITEM 11.  TABLE OF CONTENTS

     Not applicable.

ITEM 12.  GENERAL INFORMATION AND HISTORY

     Not applicable.

ITEM 13.  INVESTMENT OBJECTIVES AND POLICIES

(a) SEE Item 4(a)(ii) of Part A for a discussion of the investment policies of each Series of the Trust.

(b) In addition to the policies stated in response to Item 4(a)(ii) of Part A, each of the Series has adopted certain limitations which may not be changed with respect to any Series without the approval of a majority of the outstanding voting securities of the Series. A "majority" is defined as the lesser of: (1) at least 67% of the voting securities of the Series (to be affected by the proposed change) present at a meeting if the holders of more than 50% of the outstanding voting securities of the Series are present or represented by proxy, or (2) more than 50% of the outstanding voting securities of such Series.

The Series will not:



(1) invest in commodities or real estate, including limited partnership interests therein, although they may purchase and sell securities of companies which deal in real estate and securities which are secured by interests in real estate, and all Series except The U.S. 6-10 Small Company Series and The DFA One-Year Fixed Income Series may purchase or sell financial futures contracts and options thereon; and The Enhanced U.S. Large Company Portfolio may purchase, sell and enter into indices-related futures contracts, options on such futures contracts, securities-related swap agreements and other derivative instruments;


(2) make loans of cash, except through the acquisition of repurchase agreements and obligations customarily purchased by institutional investors;

(3) as to 75% of the total assets of a Series, invest in the securities of any issuer (except obligations of the U.S. Government and its instrumentalities) if, as a result more than

5% of the Series' total assets, at market, would be invested in the securities of such issuer;

(4) purchase or retain securities of an issuer if those officers and trustees of the Trust or officers and directors of the Advisor owning more than 1/2 of 1% of such securities together own more than 5% of such securities;

(5) borrow, except from banks and as a temporary measure for extraordinary or emergency purposes and then, in no event, in excess of 5% of a Series' gross assets valued at the lower of market or cost; provided that each Series, except The DFA One-Year Fixed Income Series and The U.S. 6-10 Small Company Series, may borrow amounts not exceeding 33% of their net assets from banks and pledge not more than 33% of such assets to secure such loans;

(6) pledge, mortgage, or hypothecate any of its assets to an extent greater than 10% of its total assets at fair market value, except as described in (5) above;



(7) invest more than 10% of the value of the Series' total assets in illiquid securities which include certain restricted securities, repurchase agreements with maturities of greater than seven days, and other illiquid investments, provided that The Enhanced U.S. Large Company, The DFA Two-Year Corporate Fixed Income, The DFA Two-Year Government and The DFA Two-Year Global Fixed Income Series are not subject to this limitation, and The DFA International Value Series, the U.S. Value Series, The U.S. 6-10 Small Company Series and The Emerging Markets Series may invest not more than 15% of their total assets in illiquid securities;


(8) engage in the business of underwriting securities issued by others;

(9) invest for the purpose of exercising control over management of any company;


(10) invest its assets in securities of any investment company, except in connection with a merger, acquisition of assets, consolidation or reorganization, provided that (a) The Emerging Markets Series is not subject to this limitation; and (b) The Enhanced U.S. Large Company Portfolio may invest its assets in securities of investment companies and units of such companies such as, but not limited to, S & P Depository Receipts;


(11) invest more than 5% of its total assets in securities of companies which have (with predecessors) a record of less than three years' continuous operation;

(12) acquire any securities of companies within one industry if, as a result of such acquisition, more than 25% of the value of the Series' total assets would be invested in securities of companies within such industry, except The DFA One-Year Fixed Income, Two-Year Corporate Fixed Income and Two-Year Global Fixed Income Series shall invest more than 25% of their total assets in obligations of banks and bank holding companies in the circumstances described in this registration statement in "Investments in the Banking Industry" under Item 4(a)(ii) of Part A;



(13) write or acquire options (except as described in (1) above) or interests in oil, gas or other mineral exploration, leases or development programs except the Enhanced U.S. Large Company Series may write or acquire options;



(14) purchase warrants; however, each Series, except The DFA One-Year Fixed Income Series, Two-Year Corporate Fixed Income Series, Two-Year Global Fixed Income Series and Two-Year Government Series (the "Fixed Income Series"), may acquire warrants as a result of corporate actions involving its holdings of other equity securities;


(15) purchase securities on margin or sell short; or

(16) acquire more than 10% of the voting securities of any issuer, provided that this limitation applies only to 75% of the assets of the U.S. Value Series and The Emerging Markets Series.


The investment limitations described in (1) and (15) above do not prohibit each Series that may purchase or sell financial futures contracts and options thereon from making margin deposits to the extent permitted under applicable regulations; and the investment limitations described in (1), (13) and (15) above do not prohibit The Enhanced U.S. Large Company Series from (i) making margin deposits in connection with transactions in options; and (ii) maintaining a short position, or purchasing, writing or selling puts, calls, straddles, spreads or combinations thereof in connection with transactions in options, futures, and options on futures and transactions arising under swap agreements or other derivative instruments;



For purposes of (5) above, The Emerging Markets Series may borrow in connection with a foreign currency transaction or the settlement of a portfolio trade. The only type of borrowing contemplated thereby is the use of a letter of credit issued on The Emerging Markets Series' behalf in lieu of depositing initial margin in connection with currency futures contracts, and the Series has no present intent to engage in any other types of borrowing transactions under this authority.

Although (2) above prohibits cash loans, the Series are authorized to lend portfolio securities. (See "Securities Loans" in Item 4(a)(ii) of Part A.)


For the purposes of (7) above, The DFA One-Year Fixed Income, Two-Year Corporate Fixed Income and Two-Year Global Fixed Income Series may invest in commercial paper that is exempt from the registration requirements of the Securities Act of 1933 (the "1933 Act") subject to the requirements regarding credit ratings stated in this registration statement under Item 4. Further, pursuant to Rule 144A under the 1933 Act, the Series may purchase certain unregistered (i.e. restricted) securities upon a determination that a liquid institutional market exists for the securities. If it is decided that a liquid market does exist, the securities will not be subject to the 10% or 15% limitation on holdings of illiquid securities stated in (7) above. While maintaining oversight, the Board of Trustees has delegated the day-to-day function of making liquidity determinations to the Advisor. For 144A securities to be considered liquid, there must be at least two dealers making a market in such securities. After purchase, the Board of Trustees and the Advisor will continue to monitor the liquidity of Rule 144A securities.


For the purposes of (12) above, utility companies will be divided according to their services; e.g., gas, gas transmission, electric and gas, electric, water and telephone will each be considered a separate industry.


(c) Although not a fundamental policy subject to shareholder approval: (1) The U.S. 6-10 Small Company Series will not purchase interests in any real estate investment trust and (2) The Enhanced U.S. Large Company, The DFA Two-Year Corporate Fixed Income, Two-Year Government and Two-Year Global Fixed Income Series do not intend to invest more than 15% of their total assets in illiquid securities.



The DFA International Value Series, The DFA Two-Year Global Fixed Income Series and The Emerging Markets Series may acquire and sell forward foreign currency exchange contracts in order to hedge against changes in the level of future currency rates. Such contracts involve an obligation to purchase or sell a specific currency at a future date at a price set in the contract. While the U.S. Value Series and The DFA International Value Series have retained authority to buy and sell financial futures contracts and options thereon, they have no present intention to do so.


Notwithstanding any of the above investment restrictions, The Emerging Markets Series may establish subsidiaries or other similar vehicles for the purpose of conducting its investment operations in Approved Markets, if such subsidiaries or vehicles are required by local laws or regulations governing foreign investors such as the Series or whose use is otherwise considered by the Series to be advisable. The Emerging Markets Series would "look through" any such vehicle to determine compliance with its investment restrictions.


Unless otherwise indicated, all limitations applicable to the Series' investments apply only at the time that a transaction is undertaken. Any subsequent change in a rating assigned by any rating service to a security or change in the percentage of a Series' assets invested in certain securities or other instruments resulting from market fluctuations or other changes in a Series' total assets will not require a Series to dispose of an investment until the Advisor determines that it is practicable to sell or closeout the investment without undue market or tax consequences. In the event that ratings services assign different ratings to the same security, the Advisor will determine which rating it believes best reflects the security's quality and risk at that time, which may be the higher of the several assigned ratings.



Because the structure of each Series, except the Fixed Income Series, is based on the relative market capitalizations of eligible holdings, it is possible that the Series might include at least 5% of the outstanding voting securities of one or more issuers. In such circumstances, the Trust and the issuer would be deemed "affiliated persons" under the Investment Company Act of 1940 and certain requirements of the Act regulating dealings between affiliates might become applicable.

OPTIONS ON STOCK INDICES



The Enhanced U.S. Large Company Series may purchase and sell options on stock indices. With respect to the sale of call options on stock indices, pursuant to published positions of the Securities and Exchange Commission ("SEC"), The Enhanced U.S. Large Company Series will either (1) maintain with its custodian cash or cash equivalents equal to the contract value (less any margin deposits);
(2) hold a portfolio of stocks substantially replicating the movement of the index underlying the call option; or (3) hold a separate call on the same index as the call written where the exercise price of the call held is (a) equal to or less than the exercise price of the call written, or (b) greater than the exercise price of the call written, provided the difference is maintained by the Series in cash or cash equivalents in a segregated account with its custodian. With respect to the sale of put options on stock indices, pursuant to published SEC positions, The Enhanced U.S. Large Company Series will either (1) maintain cash or cash equivalents equal to the exercise price (less any margin deposits) in a segregated account with its custodian; or (2) hold a put on the same index as the put written where the exercise price of the put held is (a) equal to or greater than the exercise price of the put written, or (b) less than the exercise price of the put written, provided an amount equal to the difference is maintained by the Series in cash or cash equivalents in a segregated account with its custodian.



Prior to the earlier of exercise or expiration, an option may be closed out by an offsetting purchase or sale of an option of the same series (type, exchange, underlying index, exercise price, and expiration). There can be no assurance, however, that a closing purchase or sale transaction can be effected when The Enhanced U.S. Large Company Series desires.



The Enhanced U.S. Large Company Series will realize a gain from a closing purchase transaction if the cost of the closing option is less than the premium received from writing the option, or, if it is more, the Series will realize a loss. The principal factors affecting the market value of a put or a call option include supply and demand, interest rates, the current market price of the underlying index in relation to the exercise price of the option, the volatility of the underlying index, and the time remaining until the expiration date.



If an option written by The Enhanced U.S. Large Company Series expires, the Series realizes a gain equal to the premium received at the time the option was written. If an option purchased by the Series expires unexercised, the Series realizes a loss equal to the premium paid.



The premium paid for a put or call option purchased by The Enhanced U.S. Large Company Series is an asset of the Series.

The premium received for an option written by the Series is recorded as a deferred credit. The value of an option purchased or written is marked to market daily and is valued at the closing price on the exchange on which it is traded or, if not traded on an exchange or no closing price is available, at the mean between the last bid and asked prices.



RISKS ASSOCIATED WITH OPTIONS ON INDICES



There are several risks associated with transactions in options on indices. For example, there are significant differences between the securities and options markets that could result in an imperfect correlation between these markets, causing a given transaction not to achieve its objectives. The value of an option position will reflect, among other things, the current market price of the underlying index, the time remaining until expiration, the relationship of the exercise price, the term structure of interest rates, estimated price volatility of the underlying index and general market conditions. A decision as to whether, when and how to use options involves the exercise of skill and judgment, and even a well-conceived transaction may be unsuccessful to some degree because of market behavior or unexpected events.



Options normally have expiration dates of up to 90 days. The exercise price of the options may be below, equal to or above the current market value of the underlying index. Purchased options that expire unexercised have no value. Unless an option purchased by The Enhanced U.S. Large Company Series is exercised or unless a closing transaction is effected with respect to that position, The Enhanced U.S. Large Company Series will realize a loss in the amount of the premium paid and any transaction costs.



A position in an exchange-listed option may be closed out only on an exchange that provides a secondary market for identical options. Although The Enhanced U.S. Large Company Series intends to purchase or write only those options for which there appears to be an active secondary market, there is no assurance that a liquid secondary market will exist for any particular option at any specific time. Closing transactions may be effected with respect to options traded in the over-the-counter markets only by negotiating directly with the other party to the option contract, or in a secondary market for the option if such a market exists. There can be no assurance that The Enhanced U.S. Large Company Series will be able to liquidate an over-the-counter option at a favorable price at any time prior to expiration. In the event of insolvency of the counter-party, the Series may be unable to liquidate an over-the-counter option. Accordingly, it may not be possible to effect closing transactions with respect to certain options, with the result that The Enhanced U.S. Large Company Series would have to exercise those options which they have purchased in order to realize any profit. With respect to options written by The Enhanced U.S. Large Company Series, the inability to enter into a closing transaction may result in material losses to the Series.



Index prices may be distorted if trading of a substantial number of securities included in the index is interrupted causing the trading of options on that index to be halted. If a trading halt occurred, The Enhanced U.S. Large Company Series would not be able to close out options which it had purchased and may incur losses if the underlying index moved adversely before trading resumed. If a trading halt occurred and restrictions prohibiting the exercise of options were imposed through the close of trading on the last day before expiration, exercises on that day would be settled on the basis of a closing index value that may not reflect current price information for securities representing a substantial portion of the value of the index.



The Enhanced U.S. Large Company Series' activities in the options markets may result in higher fund turnover rates and additional brokerage costs; however, the Series may also save on commissions by using options as a hedge rather than buying or selling individual securities in anticipation or as a result of market movements.



INVESTMENT LIMITATIONS ON OPTIONS TRANSACTIONS



The ability of The Enhanced U.S. Large Company Series to engage in options transactions is subject to certain limitations. The Series may purchase call and put options to the extent that the premiums paid by the Series on all such outstanding options do not exceed 20% of the Series' net assets. The Enhanced U.S. Large Company Series may only purchase put options to the extent that the premiums on all outstanding put options do not exceed 20% of the Series' net assets. With regard to the writing of put options, The Enhanced U.S. Large Company Series will limit the aggregate value of the obligations underlying such put options to 50% of the Series' net assets. The Enhanced U.S. Large Company Series will only invest in over-the-counter options to the extent consistent with the 15% limit on investments in illiquid securities.


FUTURES CONTRACTS


All Series except The U.S. 6-10 Small Company Series and The DFA One-Year Fixed Income Series may enter into index futures contracts and options on index futures contracts for the purpose of remaining fully invested and to maintain liquidity to pay redemptions. In addition, The Enhanced U.S. Large Company Series may use futures contracts and options thereon to hedge against securities prices or as part of its overall investment strategy.

Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of defined securities at a specified future time and at a specified price. Futures contracts which are standardized as to maturity date and underlying financial instrument are traded on national futures exchanges. The Series will be required to make a margin deposit in cash or government securities with a broker or custodian to initiate and maintain positions in futures contracts. Minimal initial margin requirements are established by the futures exchange, and brokers may establish margin requirements which are higher than the exchange requirements. After a futures contract position is opened, the value of the contract is marked to market daily. If the futures contract price changes to the extent that the margin on deposit does not satisfy margin requirements, payment of additional "variation" margin will be required. Conversely, reduction in the contract value may reduce the required margin resulting in a repayment of excess margin to the Series. Variation margin payments are made to and from the futures broker for as long as the contract remains open. The Series expect to earn income on their margin deposits. Pursuant to current regulations, a Series will not enter into futures contract transactions if, immediately thereafter, its margin deposits on open contracts exceeds 5% of the market value of the Series' total assets. In addition, to the extent that a Series invests in futures contracts and options thereon for other than bona fide hedging purposes, no Series will enter into such transactions if, immediately thereafter, the sum of the amount of initial margin deposits and premiums paid for open futures options would exceed 5% of the Series' total assets, after taking into account unrealized profits and unrealized losses on such contracts it has entered into; provided, however, that, in the case of an option that is in-the-money at the time of purchase, the in-the-money amount may be excluded in calculating the 5%. Pursuant to published positions of the SEC, the Series may be required to maintain segregated accounts consisting of liquid assets, such as cash, U.S. government securities, or other high grade debt obligations (or, as permitted under applicable regulation, enter into offsetting positions) in connection with its futures contract transactions in order to cover its obligations with respect to such contracts.


Positions in futures contracts may be closed out only on an exchange which provides a secondary market. However, there can be no assurance that a liquid secondary market will exist for any particular futures contract at any specific time. Therefore, it might not be possible to close a futures position and, in the event of adverse price movements, the Series would continue to be required to continue to make variation margin deposits. In such circumstances, if the Series has insufficient cash, it might have to sell portfolio securities to meet daily margin requirements at a time when it might be disadvantageous to do so. Management intends to minimize the possibility that it will be unable to close out a futures contract by only entering into futures which are traded on national futures exchanges and for which there appears to be a liquid secondary market.

(d) Because the relative market capitalizations of small companies compared with larger companies generally do not change substantially over short periods of time, the portfolio turnover rate of The U.S. 6-10 Small Company Series ordinarily is anticipated to be low and is not expected to exceed 25% per year. Generally, securities will be purchased with the expectation that they will be held for longer than one year. Generally, securities will be held until such time as, in the Advisor's judgment, they are no longer considered an appropriate holding in light of the policy of maintaining portfolios of companies with small market capitalization.


Ordinarily, portfolio securities in The U.S. Large Company Series will not be sold except to reflect additions or deletions of the stocks that comprise the S&P 500 Index, including mergers, reorganizations and similar transactions and, to the extent necessary, to provide cash to pay redemptions of the Series' shares.

ITEM 14.  MANAGEMENT OF THE REGISTRANT

(a) AND (b)    TRUSTEES AND OFFICERS

The names, ages and addresses of the trustees and officers of the Trust and a brief statement or their present positions and principal occupations during the past five years is set forth below. As used below, "DFA Entities" refers to the following: Dimensional Fund Advisors Inc., Dimensional Fund Advisors Ltd., DFA Australia Pty. Limited, DFA Investment Dimensions Group Inc. (Registered Investment Company), Dimensional Emerging Markets Fund Inc. (Registered Investment Company), Dimensional Investment Group Inc. (Registered Investment Company) and DFA Securities Inc.


Trustees


David G. Booth*, 49, Trustee, President and Chairman-Chief Executive Officer, Santa Monica, CA. President, Chairman-Chief Executive Officer and Director of all DFA Entities, except Dimensional Fund Advisors Ltd., of which he is Chairman and Director.



George M. Constantinides, 48, Director, Chicago, IL. Leo Melamed Professor of Finance, Graduate School of Business, University of Chicago. Director, DFA Investment Dimensions Group Inc., Dimensional Investment Group Inc. and Dimensional Emerging Markets Fund Inc.



John P. Gould, 57, Trustee, Chicago, IL. Steven G. Rothmeier Distinguished Service Professor of Economics, Graduate School of Business, University of Chicago. Trustee, First Prairie Funds (registered investment companies). Director, DFA Investment Dimensions Group Inc., Dimensional Investment Group Inc., Dimensional Emerging Markets Fund Inc. and Harbor Investment Advisors. Executive Vice President, Lexecon Inc. (economics, law, strategy and finance consulting).

Roger G. Ibbotson, 52, Trustee, New Haven, CT. Professor in Practice of Finance, Yale School of Management. Director, DFA Investment Dimensions Group Inc., Dimensional Investment Group Inc., Dimensional Emerging Markets Fund Inc., Hospital Fund, Inc. (investment management services) and Birr Portfolio Analysis, Inc. (software products). Chairman and President, Ibbotson Associates, Inc., Chicago, IL (software, data, publishing and consulting).



Merton H. Miller, 72, Trustee, Chicago, IL. Robert R. McCormick Distinguished Service Professor Emeritus, Graduate School of Business, University of Chicago. Director, DFA Investment Dimensions Group Inc., Dimensional Investment Group Inc. and Dimensional Emerging Markets Fund Inc. Public Director, Chicago Mercantile Exchange.



Myron S. Scholes, 54, Trustee, Greenwich, CT. Limited Partner, Long-Term Capital Management L.P. (money manager). Frank E. Buck Professor of Finance, Graduate School of Business and Professor of Law, Law School, Senior Research Fellow, Hoover Institution, (all) Stanford University (on leave). Director, DFA Investment Dimensions Group Inc., Dimensional Investment Group Inc., Dimensional Emerging Markets Fund Inc., Benham Capital Management Group of Investment Companies and Smith Breedon Group of Investment Companies.



Rex A. Sinquefield*, 51, Trustee, Chairman and Chief Investment Officer, Santa Monica, CA. Chairman-Chief Investment Officer and Director of all DFA Entities, except Dimensional Fund Advisors Ltd., of which he is Chairman, Chief Executive Officer and Director.


* Interested Trustee of the Trust.

Officers


Arthur Barlow, 40, Vice President, Santa Monica, CA. Vice President of all DFA Entities.



Truman Clark, 54, Vice President, Santa Monica, CA. Vice President of all DFA Entities. Consultant until October, 1995 and Principal and Manager of Product Development, Wells Fargo Nikko Investment Advisors, San Francisco, CA from 1990-1994.



Maureen Connors, 59, Vice President, Santa Monica, CA. Vice President of all DFA Entities.



Robert Deere, 38, Vice President, Santa Monica, CA. Vice President of all DFA Entities.

Irene R. Diamant, 45, Vice President and Secretary, Santa Monica, CA. Vice President and Secretary of all DFA Entities.



Eugene Fama, Jr., 35, Vice President, Santa Monica, CA. Vice President of all DFA Entities.



David Plecha, 34, Vice President, Santa Monica, CA. Vice President of all DFA Entities.



George Sands, 40, Vice President, Santa Monica, CA. Vice President of all DFA Entities. Managing Director, Assets Strategy Consulting, Los Angeles, CA from 1991 to 1992 and previously Vice President of Wilshire Associates, Santa Monica, CA.


Michael T. Scardina, 40, Vice President, Chief Financial Officer, Controller and Treasurer, Santa Monica, CA. Vice President, Chief Financial Officer, Controller and Treasurer of all DFA Entities.

Cem Severoglu, 32, Vice President, Santa Monica, CA. Vice President of all DFA Entities.


Jeanne C. Sinquefield, Ph.D., 49, Executive Vice President, Santa Monica, CA. Executive Vice President of all DFA Entities.


Rex A. Sinquefield, Trustee, Chairman and Chief Investment Officer of the Trust, and Jeanne C. Sinquefield, Executive Vice President of the Trust, are husband and wife.


(c) Set forth below is a table listing, for each Trustee entitled to receive compensation, the compensation received from the Trust during the fiscal year ended November 30, 1995 and the total compensation received from all four registered investment companies for which the Advisor serves as investment advisor during that same fiscal year.

                                   Aggregate           Total Compensation
                                   Compensation        from Trust and
Trustee                            from Trust          Fund Complex
-------                            ------------        ------------------
George M. Constantinides             $ 5,000               $ 30,000
John P. Gould                        $ 5,000               $ 30,000
Roger G. Ibbotson                    $ 5,000               $ 30,000
Merton H. Miller                     $ 4,000               $ 24,000
Myron S. Scholes                     $ 5,000               $ 30,000



ITEM 15.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

(a)  See Item 6(b).


(b) As of December 31, 1995, the following shareholders own beneficially at least 5% of the outstanding shares of the Series, as set forth below. Unless otherwise indicated, the address of each shareholder is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401



THE U.S. 6-10 SMALL COMPANY SERIES


     DFA Investment Dimensions Group Inc. -
     The U.S. 6-10 Small Company Portfolio                                83.97%



     Dimensional Investment Group Inc. -
     U.S. 6-10 Institutional Portfolio                                     9.70%



     The California Wellness Foundation                                    6.33%
     6320 Canoga Avenue, Suite 1700
     Woodland Hills, CA  91367


THE U.S. LARGE COMPANY SERIES


     DFA Investment Dimensions Group Inc. -
     The U.S. Large Company Portfolio                                    100.00%


THE DFA ONE-YEAR FIXED INCOME SERIES


     DFA Investment Dimensions Group Inc. -
     The DFA One-Year Fixed Income Portfolio                              99.92%

THE U.S. SMALL CAP VALUE SERIES



     DFA Investment Dimensions Group Inc. -
     The U.S. Small Cap Value Portfolio                                   97.46%


THE U.S. LARGE CAP VALUE SERIES


     DFA Investment Dimensions Group Inc. -
     The U.S. Large Cap Value Portfolio                                   66.38%



     Dimensional Investment Group Inc. -
     U.S. Large Cap Value Portfolio III                                   31.88%


THE DFA INTERNATIONAL VALUE SERIES


     Dimensional Investment Group Inc. -
     DFA International Value Portfolio                                    40.26%



     DFA Investment Dimensions Group Inc. -
     DFA International High Book to Market Portfolio                      28.23%



     DFA International Value Portfolio III                                24.16%



THE EMERGING MARKETS SERIES


     DFA Investment Dimensions Group Inc. -
     Emerging Markets Portfolio                                           99.98%


(c) Trustees and officers as a group own less than 1% of the Trust's outstanding stock.


ITEM 16.  INVESTMENT ADVISORY AND OTHER SERVICES

(a) The information provided in response to this item is in addition to the information provided in response to Item 5(b) in Part A.


David G. Booth and Rex A. Sinquefield together own 64% of the Advisor's outstanding voting stock and may be considered controlling persons of the Advisor.


For the services its provides as investment advisor to each Series of the Trust, the Advisor is paid a monthly fee calculated as a percentage of average net assets of the Series. For the fiscal years ending November 30, 1993, 1994 and 1995, the Series paid advisory fees as set forth in the following table:

                                        1993           1994          1995
                                        (000)          (000)         (000)

U.S. 6-10 Small Company                 $ 40           $ 46           $ 57

U.S. Large Company                      $  7           $ 11           $ 19

DFA One-Year Fixed Income               $241           $311           $310

U.S. Small Cap Value                    $ 94           $459           $976

U.S. Large Cap Value                    $ 45           $143           $306

DFA International Value                   n/a          $380           $937

Emerging Markets                          n/a          $  6           $ 30


(b) The information provided in response to this item is in addition to the information provided in response to Item 5(a) of Part A.

The investment management agreement with respect to each Series is in effect for a period of two years. Thereafter, each agreement may continue in effect for successive annual periods, provided such continuance is specifically approved at least annually by a vote of the Trust's Board of Trustees or, by a vote of the holders of a majority of the Series' outstanding voting securities, and in either event by a majority of the trustees who are not parties to the agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for that purpose. An investment management agreement may be terminated without penalty at any time by the Series or by the Advisor on 60 days' written notice and will automatically terminate in the event of its assignment as defined in the 1940 Act.

(c) Beginning with the effective date of the Investment Management Agreement with respect to The DFA International Value Series, the Advisor has agreed to waive its fee under that Agreement to the extent necessary to keep the cumulative annual expenses of the Series to not more than .45% of average net assets of the Series on an annualized basis. The Advisor may eliminate its waiver at any time in its discretion.

(d)  Not applicable.

(e)  Not applicable.

(f)  Not applicable.

(g)  Not applicable.


(h) Boston Safe Deposit and Trust Company, Princess House, 1 Suffolk Lane, London EC4R 0AN, England, serves as custodian for The DFA International Value Series. Chase Manhattan Bank, N.A., 4 Chase Metrotech Center, Brooklyn, NY 11245, serves as custodian for The Emerging Markets Series. PNC Bank, National Association, 200 Stevens Drive, Airport Business Center, Lester, PA 19113, acts as custodian for all other Series. The custodians do not participate in decisions relating to the purchase and sale of portfolio securities.


Coopers & Lybrand L.L.P., 2400 Eleven Penn Center, Philadelphia, Pennsylvania 19103, is the Trust's independent accountant.

(i)  Not applicable.

ITEM 17.  BROKERAGE ALLOCATION

(a)  The following table depicts brokerage commissions paid by the following
Series:



                             BROKERAGE COMMISSIONS
               FISCAL YEARS ENDED NOVEMBER 30, 1993, 1994 AND 1995

                                     1993            1994           1995

   U.S. 6-10 Small Company         $274,151       $  247,096     $  361,784

   U.S. Large Company              $ 41,393       $   10,610     $   15,289

   U.S. Small Cap Value            $328,869       $1,471,320     $1,025,415

   U.S. Large Cap Value            $134,312       $  361,154     $  415,802

   DFA International Value           n/a          $  623,031     $  542,306

   Emerging Markets                  n/a          $   79,105     $  166,601

The substantial increases or decreases in the amount of brokerage commissions paid by certain Series from year to year indicated in the foregoing table resulted from increases or decreases in the amount of securities bought and sold by those Series.



During fiscal year 1993, The U.S. 6-10 Small Company Series paid commissions of $9,793 to Kemper Capital Markets, Inc., a securities firm which has been succeeded by Kemper Securities, Inc., an affiliate of Kemper Financial Services, Inc., which owned approximately 15.6% of the Advisor's outstanding stock during that year. Such commissions represented .0126% of the total commissions paid by the Trust for 1993 and the total value of transactions as to which such commissions relate were $1,381,561 or .0071% of the Fund's total value of transactions involving payment of commissions during the fiscal year ended November 30, 1993. No commissions were paid to affiliates or affiliates of affiliates during fiscal years 1994 or 1995.


The DFA One-Year Fixed Income Series acquires and sells securities on a net basis with dealers which are major market markers in such securities. The Investment Committee of the Advisor selects dealers on the basis of their size, market making and credit analysis ability. When executing portfolio transactions, the Advisor seeks to obtain the most favorable price for the securities being traded among the dealers with whom such Series effects transactions.

Portfolio transactions will be placed with a view to receiving the best price and execution.

The OTC companies eligible for purchase by The U.S. 6-10 Small Company Series and The U.S. Small Cap Value Series are thinly traded securities. Therefore, the Advisor believes it needs maximum flexibility to effect OTC trades on a best execution basis. To that end, the Advisor places buy and sell orders with market makers, third market brokers, Instinet and with brokers on an agency basis when the Advisor determines that the securities may not be available from other sources at a more favorable price. Third market brokers enable the Advisor to trade with other institutional holders directly on a net basis. This allows the Advisor to sometimes trade larger blocks than would be possible by going through a single market maker.

Instinet is an electronic information and communication network whose subscribers include most market makers as well as many institutions. Instinet charges a commission for each trade executed on its system. On any given trade, The U.S. 6-10 Small Company Series and the U.S. Value Series, by trading through Instinet, would pay a spread to a dealer on the other side of the trade plus a commission to Instinet. However, placing a buy (or sell) order on Instinet communicates to many (potentially all) market makers and institutions at once. This can create a more complete picture of the market and thus increase the likelihood that the Series can effect transactions at the best available prices.


During the fiscal year ended November 30, 1995, the Series paid commissions for securities transactions to brokers which provided market price monitoring services, market studies and research services to the Series as follows:

                                VALUE OF
                               SECURITIES       BROKERAGE
                              TRANSACTIONS     COMMISSIONS


U.S. 6-10 Small Company      $ 45,143,939    $   176,059

U.S. Large Company                0                  0

U.S. Small Cap Value         $ 99,862,560    $   493,455

U.S. Large Cap Value         $155,807,866    $   221,667

DFA International Value      $ 34,304,000    $    85,760

Emerging Markets                  0                  0

     TOTAL:                  $335,118,365    $   976,941




(b)  Not applicable.

(c) The Series will seek to acquire and dispose of securities in a manner which would cause as little fluctuation in the market prices of stocks being purchased or sold as possible in light of the size of the transactions being effected, and brokers will be selected with this goal in view. The Advisor monitors the performance of brokers which effect transactions for the Series to determine the effect that the Series' trading has on the market prices of the securities in which they invest. The Advisor also checks the rate of commission being paid by the Series to their brokers to ascertain that they are competitive with those charged by other brokers for similar services. Transactions also may be placed with brokers who provide the Advisor with investment research, such as reports concerning individual issuers, industries and general economic and financial trends and other research services. The Investment Management Agreements permit the Advisor knowingly to pay commissions on such transactions which are greater than another broker might charge if the Advisor, in good faith, determines that the commissions paid are reasonable in relation to the research or brokerage services provided by the broker or dealer when viewed in terms of either a particular transaction or the Advisor's overall responsibilities to the Trust. Brokerage transactions may be placed with securities firms that are affiliated with an affiliate of the Advisor. Commission paid on such transactions would be commensurate with the rate of commissions paid on similar transactions to brokers that are not so affiliated.

(d)  Not applicable.

(e)  Not applicable.

ITEM 18.  CAPITAL STOCK AND OTHER SECURITIES

(a) The information provided in response to this item is in addition to the information provided in response to Item 6(a) in Part A.

The Trust does not intend to hold annual meetings; it may, however, hold a meeting for such purposes as changing fundamental investment limitations, approving a new investment management agreement or any other matters which are required to be acted on by shareholders under the 1940 Act. Shareholders may receive assistance in communicating with other shareholders in connection with the election or removal of Trustees similar to the provisions contained in
Section 16(c) of the 1940 Act.

(b)  Not applicable.

ITEM 19.  PURCHASE, REDEMPTION AND PRICING OF
          SECURITIES BEING OFFERED

The information provided in response to this item is in addition to the information provided in response to Items 7 and 8 in Part A.

(a) AND (b)    The Trust will accept purchase and redemption orders on each day that the NYSE is open for business, regardless of whether the Federal Reserve System is closed. However, no purchases by wire may be made on any day that the Federal Reserve System is closed. The Trust will generally be closed on days that the NYSE is closed. The NYSE is scheduled to be open Monday through Friday throughout the year except for days closed to recognize New Year's Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas Day. The Federal Reserve System is closed on the same days as the NYSE, except that it is open on Good Friday and closed on Martin Luther King, Jr. Day, Columbus Day and Veterans' Day. Orders for redemptions and purchases will not be processed if the Trust is closed.

The Trust reserves the right, in its sole discretion, to suspend the offering of shares of any or all Series or reject purchase orders when, in the judgement of management, such suspension or rejection is in the best interest of the Trust or a Series. Securities accepted in exchange for shares of a Series will be acquired for investment purposes and will be considered for sale under the same circumstances as other securities in the Portfolio.


The Trust may suspend redemption privileges or postpone the date of payment:
(1) during any period when the NYSE is closed, or trading on the Exchange is restricted as determined by the SEC, (2) during any period when an emergency exists as defined by the rules of the SEC as a result of which it is not reasonably practicable for the Trust to dispose of securities owned by it, or fairly to determine the value of its assets and (3) for such other periods as the SEC may permit.


(c) The Trust has filed a notice of election pursuant to Rule 18f-1 under the 1940 Act. (SEE Item 8(a) of Part A.)

ITEM 20.  TAX STATUS

The information provided in response to this item is in addition to the information provided in response to Item 6 in Part A.


FEDERAL TAX TREATMENT OF OPTIONS, FUTURES CONTRACTS AND SIMILAR POSITIONS



The investment by a Series in options, futures contracts and options on futures contracts are subject to many complex and special tax rules. For example, options on stock and on narrowed-based stock indexes will generally produce long-term or short-term capital gain or loss upon the exercise, lapse, or closing out of the option or sale of the underlying stock or security. By contrast, the treatment by a Series of certain other options, futures and forward contracts is generally governed by Section 1256 of the Code. These "Section 1256" positions generally include listed options on debt securities, options on broad-based stock indexes, options on futures contracts, regulated futures contracts and certain foreign currency contracts and options thereon.



Absent a tax election to the contrary, each such Section 1256 position held by a Series will be marked-to-market (i.e., treated as if it were sold for fair market value) on the last business day of a Series' fiscal year, and all gain or loss associated with fiscal year transactions and mark-to-market positions at fiscal year end (except certain currency gain or loss covered by Section 988 of the Code) will generally be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss. The effect of Section 1256 mark-to-market rules may be to accelerate income or to convert what otherwise would have been long-term capital gains into short-term capital gains or short-term capital losses into long-term capital losses within a Series. The acceleration of income on Section 1256 positions may require a Series to accrue taxable income without the corresponding receipt of cash. In order to generate cash to satisfy the distribution requirements of the Code, a Series may be required to dispose of portfolio securities that it otherwise would have continued to hold or to use cash flows from other sources such as the sale of a Series' shares. In these ways, any or all of these rules may affect both the amount, character and timing of income distributed to shareholders by a Series.



When a Series holds an option or contract which substantially diminishes a Series' risk of loss with respect to another position of a Series (as might occur in some hedging transactions), this combination of positions could be treated as a "straddle" for tax purposes, resulting in possible deferral of losses, adjustments in the holding periods of a Series' securities and conversion of short-term capital losses into long-term capital losses. Certain tax elections exist for mixed straddles (i.e., straddles comprised of at least one Section 1256 position and at least one non-Section 1256 position) which may reduce or eliminate the operation of these straddle rules.



The Series taxable as regulated investment companies are also subject to the requirement that less than 30% of their annual gross income be derived from the sale or other disposition of securities and certain other investments held for less than three months ("short-short income"). This requirement may limit a Series ability to engage in options, straddles, hedging transactions and forward or futures contracts because these transactions are often consummated in less than three months, may require the sale of portfolio securities held less than three months and may, as in the case of short sales of portfolio securities, reduce the holding periods of certain securities within a Series, resulting in additional short-short income for a Series.



A Series will monitor its transactions in such options and contracts and may make certain other tax elections in order to mitigate the effect of the above rules and to prevent disqualification of a Series as a regulated investment company under Subchapter M of the Code.


ITEM 21.  UNDERWRITERS

(a)  Not applicable.

(b)  Not applicable.

(c)  Not applicable.

ITEM 22.  CALCULATION OF PERFORMANCE DATA

(a)  Not applicable.


(b) Following are quotations of the annualized percentage total returns for the one-, five-, and ten-year periods ended November 30, 1995 (as applicable) using the standardized method of calculation required by the SEC. For those Series in effect for less than one, five or ten years, the time periods during which the Series have been active have been substituted for the periods stated (which in no case extends prior to the effective date of the registration statement relating to a particular Series).





                                         ONE        FIVE          TEN
                                         YEAR       YEARS        YEARS

The U.S. 6-10 Small Company Series      29.17      32 MONTHS      n/a
                                                   13.23

The U.S. Large Company Series           36.75      32 MONTHS      n/a
                                                   14.68

The DFA One-Year Fixed Income Series     7.90      32 MONTHS      n/a
                                                   4.88

The U.S. Small Cap Value Series         28.82      32 MONTHS      n/a
                                                   16.05

The U.S. Large Cap Value Series         39.27      32 MONTHS      n/a
                                                   14.09

The DFA International Value Series       7.19      21 MONTHS      n/a
                                                   4.64

The Emerging Markets Series              6.55      19 MONTHS      n/a
                                                   3.91



     As the following formula indicates, the annualized total return is determined by finding the annualized total return over the stated time period that would equate a hypothetical initial purchase order of $1,000 to its redeemable value (including capital appreciation/depreciation and dividends and distributions paid and reinvested less any fees charged to a shareholder account) at the end of the stated time period. The calculation assumes that all dividends and distributions are reinvested at the public offering price on the reinvestment dates during the period. The quotation assumes the account was completely redeemed at the end of each period and the deduction of all applicable charges and fees. According to the SEC formula:

          P(1 + T)to the nth = ERV

where:

     P = a hypothetical initial payment of $1,000

     T = annualized compound rate of return

     n = number of years

     ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of the one-, five-, and ten-year periods at the end of the one-, five-, and ten-year periods (or fractional portion thereof).

ITEM 23.  FINANCIAL STATEMENTS


The audited financial statements and financial highlights of the Trust for its fiscal year ended November 30, 1995, as set forth in the Trust's annual report to shareholders, and the report of Coopers & Lybrand L.L.P., independent accountants, also appearing therein, are incorporated herein by reference. The audited annual report does not contain any data regarding The Enhanced U.S. Large Company Series, The DFA Two-Year Corporate Fixed Income, Two-Year Global Fixed Income and Two-Year Government Series because such series had not commenced operations as of November 30, 1995.

                        THE DFA INVESTMENT TRUST COMPANY

                                    FORM N-1A

PART C:  OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)       Financial Statements**

     (b)       Exhibits:

               The following exhibits are attached hereto, except as otherwise noted:


               (1)  (i)  Agreement and Declaration of Trust INCORPORATED BY
                         REFERENCE TO: Filing: Amendment No. 5 to the Registration Statement of Registrant on Form N-1A File No.: 811-7436
                         Filing Date: December 1, 1995

                   (ii)  Certificate of Trust*

                  (iii)  Certificate of Amendment of Certificate
                          of Trust*

               (2)  By-Laws*

               (3)  None

               (4)  Not applicable

               (5)  (i)  Investment Management Agreement re The U.S. 6-10 Small
                         Company Series*


                   (ii) Investment Management Agreement re The U.S. Large Company Series
                         INCORPORATED BY REFERENCE TO: Filing: Amendment No. 5 to the Registration Statement of Registrant on Form N-1A
                         File No.: 811-7436
                         Filing Date: December 1, 1995



                  (iii) Investment Management Agreement re The DFA One-Year Fixed Income Series*

                   (iv) Investment Management Agreement re The U.S. Large Cap High Book to Market Series*

                    (v) Investment Management Agreement re The U.S. Small Cap High Book to Market Series*

                   (vi) Investment Management Agreement re The DFA International Value Series***

                  (vii) Investment Management Agreement re The Emerging Markets Series****


                 (viii) Investment Management Agreement re: The Enhanced U.S. Large Company Series



                   (ix) Investment Management Agreement re: The DFA Two-Year Corporate Fixed Income Series



                    (x) Investment Management Agreement re: The DFA Two-Year Global Fixed Income Series



                   (xi) Investment Management Agreement re: The DFA Two-Year Government Series


               (6)  Agreement with DFA Securities Inc.*

               (7)  None

               (8)  (i)  Form of Custodian Agreement between Registrant and
                         Provident National Bank*

                   (ii) Form of Custodian Agreement between Registrant and Boston Safe Deposit and Trust Company***

                  (iii) Form of Custodian Agreement between Registrant and Chase Manhattan Bank, N.A.****

               (9)  (i)  Form of Transfer Agency Agreement with Provident
                         Financial Processing Corporation*

                   (ii) Form of Administration and Accounting Services Agreement with Provident Financial Processing Corporation*

              (10)  Not applicable

              (11)  Not applicable

              (12)  Not applicable

              (13)  Not applicable

              (14)  Not applicable

              (15)  Not applicable

              (16)  Not applicable

              (17)  Financial Data Schedules

              (18)  Inapplicable

_________________________


*    Filed with initial registration statement on January 15, 1993.
** Filed electronically via the EDGAR system on January 26, 1996 as the Fund's annual report to shareholders for the fiscal year ended November 30, 1995, pursuant to Rule 30b2-1 under the 1940 Act and incorporated in Part B by reference.
*** Filed with Amendment Number 1 to the registration statement on December 1, 1993.
**** Filed with Amendment Number 2 to the registration statement on January 11,
     1994.


ITEM 25.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH  REGISTRANT.


     As disclosed in Items 6(b) and 15(b), as of December 31, 1995, each Series is controlled by one or more corresponding Portfolios of DFA IDG and DIG, each a Maryland corporation registered under the Investment Company Act of 1940. If a person beneficially owns more than 25% of the outstanding voting securities of a DFA IDG or DIG Portfolio that invests all of its investable assets in a corresponding Series of the Trust, then that Portfolio and the Series in which it invests may be deemed to be under common control by such person. As of December 31, 1995, the following beneficially owned more than 25% of the outstanding voting securities of DFA IDG or DIG:


DFAIDG

6-10 SMALL COMPANY PORTFOLIO


     Washington University Endowment Fund
     7425 Forsyth Boulevard
     St. Louis, MO 63105-2103                                             31.30%


DIG

6-10 INSTITUTIONAL PORTFOLIO


     Washington University Endowment Fund
     7425 Forsyth Boulevard
     St. Louis, MO 63105-2103                                             67.49%



     NI-GAS Trust
     P.O. Box 190
     Aurora, IL 60507                                                     32.51%


INTERNATIONAL VALUE PORTFOLIO


     BellSouth Corp. Master Pension Trust
     1155 Peachtree Street NE
     Atlanta, GA 30367                                                    41.27%


ONE-YEAR FIXED INCOME II PORTFOLIO


     Sisters of Charity
     2600 N. Loop West
     Houston, TX 77092                                                    58.54%



     Hewitt Services LLC
     100 Half Day Road
     Lincolnshire, IL 60069                                               35.25%



ITEM 26.  NUMBER OF HOLDERS OF SECURITIES.


      Title of Class
      --------------                    Number of Record Holders
(Shares of Beneficial Interest,          as of December 31, 1995
      Par Value $.01)                   ------------------------


The U.S. 6-10 Small Company Series                3
The U.S. Large Company Series                     1
The DFA One-Year Fixed Income Series              2
The U.S. Small Cap Value Series                   2
The U.S. Large Cap Value Series                   3
The DFA International Value Series                5
The Emerging Markets Series                       2

ITEM 27.       INDEMNIFICATION.

     Reference is made to Article VII of the Registrant's Agreement and Declaration of Trust (Exhibit 24(b)(1)(i)) and to Article X of the Registrant's By-Laws (Exhibit 24(b)(2)), which are incorporated herein by reference. Pursuant to Rule 484 under the Securities Act of 1933, as amended, the Registrant furnishes the following undertaking:

     "Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue."

ITEM 28.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

Registrant's Investment Advisor (the "Advisor") was organized in May, 1981. The principal place of business of the Advisor is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The Advisor is engaged in the business of providing investment advice primarily to institutional investors.

The business, profession, vocation or employment of a substantial nature in which each director and officer of the Advisor and DFAL is or has been, during the past two fiscal years, engaged for his own account in the capacity of director, officer, employee, partner or trustee is set forth below. As used below, "DFA Entities" refers to the following: Dimensional Fund Advisors Inc., Dimensional Fund Advisors Ltd., DFA Australia Pty Limited, DFA Investment Dimensions Group Inc. (Registered Investment Company), Dimensional Emerging Markets Fund Inc. (Registered Investment Company), Dimensional Investment Group Inc. (Registered Investment Company) and DFA Securities Inc.

David G. Booth is Chairman - Chief Executive Officer, President and a Director of the Advisor and DFA Investment Dimensions Group Inc. Mr. Booth is President, Chairman - Chief Executive Officer and a Trustee of the Registrant. Mr. Booth is also Chairman - Chief Executive Officer and a Director of Dimensional Investment Group Inc., Dimensional Emerging Markets Fund Inc., DFA Securities Inc. and DFA Australia Pty Limited ("DFA Australia"). He is Chairman and Director of Dimensional Fund Advisors Ltd. ("DFAL").

Rex A. Sinquefield is Chairman - Chief Investment Officer and a Director of the Advisor and Chairman - Chief Investment Officer and a Trustee of the Registrant. He is also Chairman - Chief Investment Officer and a Director of DFA Investment Dimensions Group Inc., Dimensional Investment Group Inc., Dimensional Emerging Markets Fund, Inc., DFA Securities Inc. and DFA Australia and Chairman, Chief Executive Officer and Director of DFAL.


Eugene Francis Fama, a Director of the Advisor, is the Robert R. McCormick Distinguished Service Professor of Finance, and has been engaged in teaching and research in finance and economics at the Graduate School of Business, University of Chicago, Chicago, Illinois since September, 1963. Mr. Fama also is a Director of DFA Securities Inc.


John Andrew McQuown, a Director of the Advisor, has been self employed since 1974 as an entrepreneur, financier and consultant to major financial institutions. He is also a Director of Chalone Wine Group, Inc., Mortgage Information Corporation, KMV Corporation, Microsource, Inc. and DFA Securities Inc.


Lloyd Stockel, a Director of the Advisor, is a private investor and a retired general partner of Goldman Sachs & Co. and a Director of DFA Securities Inc.



David Salisbury, a Director of the Advisor, is Chief Executive of Schroder Capital Management International Inc., Joint Chief Executive of Schroder International Management Ltd. and a Director of DFA Securities Inc.


Arthur Barlow is a Vice President of Registrant and all DFA Entities.


Truman Clark, is a Vice President of Registrant and all DFA Entities. Mr. Clark was a consultant until October, 1995 and Principal and Manager of Product Development, Wells Fargo Nikko Investment Advisors, San Francisco, CA from 1990-1994.


Maureen Connors is a Vice President of Registrant and all DFA Entities.

Robert Deere is a Vice President of the Registrant and all DFA Entities.


Irene R. Diamant is a Vice President and Secretary of Registrant and all DFA Entities.

Eugene Fama, Jr. is a Vice President of Registrant and all DFA Entities.

David Plecha is a Vice President of Registrant and all DFA Entities.

George Sands is a Vice President of Registrant and DFA Entities. Mr. Sands was a Managing Director of Asset Strategy Consulting in Los Angeles, CA from March 1991 to August 1992 and a Vice President of Wilshire Associates in Santa Monica, CA from 1985 to February 1991.

Michael T. Scardina is a Vice President, Chief Financial Officer, Controller and Treasurer of the Registrant and all DFA Entities.

Cem Severoglu is a Vice President of Registrant and all DFA Entities.

Jeanne C. Sinquefield is Executive Vice President of the Registrant and all DFA Entities.

Daniel Wheeler is a Marketing Officer of the Advisor.

David Schneider is a Marketing Officer of the Advisor.

Lawrence Spieth is a Marketing Officer of the Advisor.

ITEM 29.  PRINCIPAL UNDERWRITERS

     (a)  Not applicable


     (b) Registrant distributes its own shares. It has entered into an agreement, previously filed as Exhibit No. 6 to the Registration Statement, which provides that DFA Securities Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401, will supervise the sale of Registrant's shares.


     (c)  Not applicable

ITEM 30.  LOCATIONS OF ACCOUNTS AND RECORDS.

     All accounts and records are maintained by PFPC Inc., 400 Bellevue Parkway, Wilmington, DE 19809.

ITEM 31.  MANAGEMENT SERVICES.

     There are no management-related service contracts not discussed in Part A or Part B.

ITEM 32.  UNDERTAKING.

     (a)  Not applicable

     (b)  Not applicable

     (c) The Registrant undertakes to furnish each person to whom this Post-Effective Amendment is delivered a copy of its latest annual report to shareholders, upon request and without charge.

     (d) The Registrant hereby undertakes to promptly call a meeting of shareholders for the purpose of voting upon the question of removal of any trustee or trustees when requested in writing to do so by the record holders of not less than 10 per centum of the Registrant's outstanding shares and to assist its shareholders in accordance with the requirements of Section 16(c) of the Investment Company Act of 1940 relating to shareholder communications.

                                    SIGNATURE



     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, the State of California, on the 6th day of February, 1996.



                         THE DFA INVESTMENT TRUST COMPANY

                         By:/s/     David G. Booth
                            ---------------------------------------------
                                   David G. Booth
                                   President

                                   EXHIBIT INDEX


EXHIBIT NO.              DESCRIPTION


24(b)(5)(viii)      Investment Management Agreement re:  The Enhanced U.S. Large
                    Company Series



24(b)(5)(ix)        Investment Management Agreement re:  The DFA Two-Year
                    Corporate Fixed Income Series



24(b)(5)(x)         Investment Management Agreement re:  The DFA Two-Year Global
                    Fixed Income Series



24(b)(5)(xi)        Investment Management Agreement re:  The DFA Two-Year
                    Government Series


24(b)(17)           Financial Data Schedules

----------------------------COMPARISON OF FOOTERS-------------------------------


-FOOTER 1-
150543.5



-FOOTER 2-
Footer Discontinued



-FOOTER 3-
*Owner of record only



-FOOTER 4-
Footer Discontinued

                                  EXHIBIT INDEX

EXHIBIT NO.                       DESCRIPTION
-----------                       ------------

99 (b) (5) (viii)             Investment Management Agreement re:  The
                              Enhanced U.S. Large Company Series

99 (b) (5) (ix)               Investment Management Agreement re:     The DFA
                              Two-Year Corporate Fixed Income Series

99 (b) (5) (x)                Investment Management Agreement re:     The DFA
                              Two-Year Global Fixed Income Series

99 (b) (5) (xi)               Investment Management Agreement re:     The DFA
                              Two-Year Government Series

99 (b) (17)                   Financial Data Schedules